    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 8, 2002



                                                      REGISTRATION NO. 333-75808

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ------------------

                                AMENDMENT NO. 1


                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                               ------------------
                              GENERAL MILLS, INC.
             (Exact name of registrant as specified in its charter)

                     DELAWARE                                           41-0274440
           (State or other jurisdiction                              (I.R.S. Employer
         of incorporation or organization)                          Identification No.)

                       NUMBER ONE GENERAL MILLS BOULEVARD
                          MINNEAPOLIS, MINNESOTA 55426
                                 (763) 764-7600
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               ------------------

                             SIRI S. MARSHALL, ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                              GENERAL MILLS, INC.
                       NUMBER ONE GENERAL MILLS BOULEVARD
                          MINNEAPOLIS, MINNESOTA 55426
                                 (763) 764-7230
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    COPY TO:
                             WINTHROP CONRAD, ESQ.
                             DAVIS POLK & WARDWELL
                              450 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 450-4890
                               ------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 From time to time after the effective date of this Registration Statement, as determined by market conditions.
                               ------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, check the following box. [X]

                               ------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE CANNOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT COVERING THEM HAS BEEN DECLARED EFFECTIVE BY THE SEC. THIS PRELIMINARY PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PRELIMINARY PROSPECTUS ARE NOT AN OFFER TO SELL THESE SECURITIES AND ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS SUPPLEMENT DATED FEBRUARY 8, 2002

(TO PROSPECTUS DATED FEBRUARY   , 2002)

                              [GENERAL MILLS LOGO]

                                   $
                              GENERAL MILLS, INC.
                  $                % NOTES DUE
                         ------------------------------

     We will pay interest on the notes on            and            of each
year. The first interest payment will be made on                       , 2002.
The notes will mature on            . We may redeem some or all of the notes at
any time at the prices described under the heading "Description of the Notes -- Redemption -- Optional Redemption" and all of the notes if certain events occur involving United States taxation as described under the heading "Description of the Notes -- Redemption -- Tax Redemption."

     Application has been made to have the notes listed on the Luxembourg Stock Exchange.

     Investing in the notes involves risks. See "Risk Factors" beginning on page S-9.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                         ------------------------------

                                                                                 PROCEEDS TO
                               PUBLIC OFFERING           UNDERWRITING           GENERAL MILLS
                                    PRICE                  DISCOUNT           (BEFORE EXPENSES)
                             --------------------    --------------------    --------------------
                             PER NOTE     TOTAL      PER NOTE     TOTAL      PER NOTE     TOTAL
                             --------     -----      --------     -----      --------     -----
     % Notes due.........          %     $                 %     $                 %     $

     Interest on the notes will accrue from            , 2002 to the date of
delivery.
                         ------------------------------
     The underwriters expect to deliver the notes to purchasers in book-entry form only through the facilities of The Depository Trust Company, Clearstream or
Euroclear, as the case may be, on or about            , 2002.
                         ------------------------------
BANC OF AMERICA SECURITIES LLC
           BARCLAYS CAPITAL
                       CREDIT SUISSE FIRST BOSTON
                                   DEUTSCHE BANC ALEX. BROWN
                                            JP MORGAN
                                                    SALOMON SMITH BARNEY
                                                            UBS WARBURG
                         ------------------------------

UTENDAHL CAPITAL                                            LOOP CAPITAL MARKETS
             , 2002

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE ARE NOT, AND THE UNDERWRITERS ARE NOT, MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER OF THIS PROSPECTUS SUPPLEMENT.

                               TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary..........     S-4
Risk Factors...........................     S-9
Recent Developments....................    S-10
Use of Proceeds........................    S-10
Capitalization.........................    S-11
Summary Selected Historical Financial
  Data and Other Information...........    S-12
Summary Selected Financial Information
  for The Pillsbury Company............    S-13
Unaudited Pro Forma Combined Financial
  Data.................................    S-14
Management.............................    S-17
Description of the Notes...............    S-17
United States Taxation.................    S-23
Underwriting...........................    S-28
Experts................................    S-30
Where You Can Find More Information....    S-30
Cautionary Statement Regarding Forward-
  Looking Statements...................    S-31
General Information....................    S-32
PROSPECTUS

General Mills, Inc.....................       3
Ratio of Earnings to Fixed Charges.....       4
Use of Proceeds........................       4
Description of Debt Securities We
  May Offer............................       4
Plan of Distribution...................      15
Validity of Debt Securities We May
  Offer................................      15
Experts................................      15
Where You Can Find More Information....      15

                         ------------------------------

     THIS PROSPECTUS SUPPLEMENT CONTAINS THE TERMS OF THIS OFFERING OF NOTES. THIS PROSPECTUS SUPPLEMENT, OR THE INFORMATION INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT, MAY ADD TO, UPDATE OR CHANGE INFORMATION IN THE ATTACHED PROSPECTUS. IF INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS INCONSISTENT WITH THE ATTACHED PROSPECTUS, THIS PROSPECTUS SUPPLEMENT, OR THE INFORMATION INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT, WILL APPLY AND WILL SUPERSEDE THAT INFORMATION IN THE ATTACHED PROSPECTUS.

     IT IS IMPORTANT FOR YOU TO READ AND CONSIDER ALL INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ATTACHED PROSPECTUS IN MAKING YOUR INVESTMENT DECISION. YOU SHOULD ALSO READ AND CONSIDER THE INFORMATION IN THE DOCUMENTS WE HAVE REFERRED YOU TO IN "WHERE YOU CAN FIND MORE INFORMATION" IN THIS PROSPECTUS SUPPLEMENT.

     AS USED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, ALL REFERENCES TO "GENERAL MILLS", "WE", "US" AND "OUR" ARE TO GENERAL MILLS, INC.

     THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS INCLUDE PARTICULARS GIVEN IN COMPLIANCE WITH THE RULES GOVERNING THE LISTING OF SECURITIES ON THE LUXEMBOURG STOCK EXCHANGE FOR THE PURPOSE OF GIVING INFORMATION ABOUT US. GENERAL MILLS ACCEPTS RESPONSIBILITY FOR THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. THE LUXEMBOURG STOCK EXCHANGE TAKES NO RESPONSIBILITY FOR THE CONTENTS OF THIS DOCUMENT, MAKES NO REPRESENTATION AS TO ITS ACCURACY OR COMPLETENESS AND EXPRESSLY DISCLAIMS ANY LIABILITY WHATSOEVER FOR ANY LOSS ARISING FROM OR

IN RELIANCE UPON THE WHOLE OR ANY PART OF THE CONTENTS OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS.

     WE CANNOT GUARANTEE THAT LISTING WILL BE OBTAINED ON THE LUXEMBOURG STOCK EXCHANGE. INQUIRIES REGARDING OUR LISTING STATUS ON THE LUXEMBOURG STOCK EXCHANGE SHOULD BE DIRECTED TO OUR LUXEMBOURG LISTING AGENT, DEXIA BANQUE INTERNATIONALE A LUXEMBOURG.

     THE NOTES ARE OFFERED GLOBALLY FOR SALE IN THOSE JURISDICTIONS IN THE UNITED STATES, EUROPE, ASIA AND ELSEWHERE WHERE IT IS LAWFUL TO MAKE THE OFFERS. THE DISTRIBUTION OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND THE OFFERING OF THE NOTES IN SOME JURISDICTIONS MAY BE RESTRICTED BY LAW. PEOPLE WHO RECEIVE THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS SHOULD INFORM THEMSELVES ABOUT AND OBSERVE THOSE RESTRICTIONS. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE, AND MAY NOT BE USED IN CONNECTION WITH, AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH THE OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION. SEE "UNDERWRITING."

     REFERENCES HEREIN TO "$" AND "DOLLARS" ARE TO UNITED STATES DOLLARS.

     TRADEMARKS AND SERVICEMARKS IN THIS PROSPECTUS SUPPLEMENT AND THE ATTACHED PROSPECTUS ARE SET FORTH IN CAPITAL LETTERS AND ARE OWNED OR LICENSED BY US OR OUR SUBSIDIARIES.

                         PROSPECTUS SUPPLEMENT SUMMARY

     This summary contains a general summary of the information contained in this prospectus supplement. The summary may not contain all of the information that is important to you. You should carefully consider the information contained in and incorporated by reference in the entire prospectus supplement and the accompanying prospectus, including the information set forth under the heading "Risk Factors" in this prospectus supplement. Our fiscal year ends on the last Sunday in May. All references to our fiscal years are to our fiscal years ending on the last Sunday in May of each such period.

                              GENERAL MILLS, INC.

OUR BUSINESS

     General Mills is a leading manufacturer and marketer of packaged consumer foods. We market our products primarily through our own sales organizations, supported by advertising and other promotional activities. We primarily distribute our products directly to retail food chains, cooperatives, membership stores and wholesalers. Certain food products, such as yogurt and some foodservice and refrigerated products, are sold through distributors and brokers.

     On October 31, 2001, we completed the acquisition of the worldwide businesses of The Pillsbury Company from Diageo plc. For fiscal 2001, on a pro forma basis assuming the Pillsbury acquisition and related dispositions occurred at the beginning of that fiscal year, we had pro forma sales of more than $13 billion worldwide, including our proportionate share of joint venture revenues. Our brands hold leading positions in 14 major U.S. food categories and we market more than 100 consumer brands, of which more than 30 generate annual U.S. retail sales in excess of $100 million each.

     Our primary product and service categories, our main brands, and the contribution of each category to total pro forma fiscal 2001 sales (including our proportionate share of joint venture sales) are outlined below:

     - Big G Cereals accounted for $2.6 billion in pro forma sales (approximately 19% of total pro forma sales) and includes such well-known brands as CHEERIOS, WHEATIES and TOTAL.

     - The Meals Division accounted for $2.3 billion in pro forma sales (approximately 17% of total pro forma sales) and includes BETTY CROCKER dry packaged dinner mixes, specialty potatoes and instant mashed potatoes, LLOYD's refrigerated entrees, OLD EL PASO Mexican foods, PROGRESSO soups, and GREEN GIANT canned and frozen vegetables and meal starters.

     - Pillsbury U.S. accounted for $1.7 billion in pro forma sales (approximately 13% of total pro forma sales) and includes a variety of PILLSBURY refrigerated dough products for cookies, breads and rolls; PILLSBURY frozen waffles and breakfast pastries; and TOTINO'S frozen pizza and snacks.

     - Bakeries and Foodservice accounted for $1.7 billion in pro forma sales (approximately 13% of total pro forma sales) and includes mixes and unbaked, par-baked and fully baked dough products marketed to bakeries, together with branded products and custom products that are offered to commercial and non-commercial foodservice sectors like school cafeterias, restaurants and convenience stores.

     - Baking Products accounted for $1.0 billion in pro forma sales (approximately 7% of total pro forma sales) and includes lines of dessert, muffin and cookie mixes under the BETTY CROCKER trademark; baking mix under the BISQUICK trademark; and flour under the GOLD MEDAL trademark.

     - Our Snacks Division had pro forma sales of $1.0 billion (approximately 7% of total pro forma sales) and includes POP SECRET microwave popcorn; BUGLES, CHEX and GARDETTO's snack mixes; and lines of grain snacks and fruit snacks.

     - Yoplait-Colombo/Health Ventures accounted for $800 million in pro forma sales (approximately 6% of total pro forma sales) and includes YOPLAIT and COLOMBO yogurt; Small Planet Foods, a marketer of organic food products; and 8th Continent, a soy product joint venture with DuPont.

     - International Operations collectively accounted for $2.5 billion in pro forma sales (approximately 18% of total pro forma sales) and includes Canada ($440 million), General Mills International ($1.0 billion), our share ($450 million) of sales of Cereal Partners Worldwide, a 50/50 joint venture with Nestle and our 40.5 percent share ($400 million) of Snack Ventures Europe, a joint venture with PepsiCo.

     General Mills was incorporated under the laws of the State of Delaware in 1928. On November 25, 2001, we employed approximately 27,000 persons worldwide. Our principal executive offices are located at Number One General Mills Boulevard, Minneapolis, Minnesota 55426; telephone number (763) 764-7600. See "Where You Can Find More Information" on page S-28 for details about information incorporated by reference into this prospectus supplement.

STRATEGY

     We believe our leading consumer brands and strong market positions, coupled with our innovation and execution capabilities, have provided us with a competitive advantage. In connection with the Pillsbury acquisition, we have updated our growth strategy to incorporate the significant opportunities that the Pillsbury businesses offer.

     We see more opportunities for product innovation in faster-growing categories like refrigerated dough, frozen snacks and ready-to-serve soup -- categories where Pillsbury's major brands hold leading positions.

     With our expanded foodservice business, we believe we have greater opportunities to participate in this channel, where sales are expected to grow faster than U.S. retail food sales. With Pillsbury, we now have a stronger position in the $24 billion foodservice baking products segment, where Pillsbury has successfully leveraged its significant dough technology.

     International expansion is our third growth driver, and the addition of Pillsbury has expanded our opportunities to compete in markets outside the United States. Our business in Canada has doubled in size, and we have added nearly $1 billion in revenues from Pillsbury operations in growing markets in Europe, Asia and Latin America.

     Finally, we have greater opportunities for margin expansion with the Pillsbury acquisition. Our combination with Pillsbury is expected to generate significant cost savings -- an estimated $400 million of annual pretax savings by the end of the second full year of integration. Combining the two companies' supply chains also creates additional long-term opportunities for ongoing productivity gains.

     We are working to integrate quickly the Pillsbury operations, and to focus our innovation and brand-building efforts behind our portfolio. We believe this combined business portfolio provides good prospects for growth.

                                  THE OFFERING

ISSUER........................   General Mills, Inc.

SECURITIES OFFERED............   $          principal amount of      % notes due
                                 maturing                     .

INTEREST......................   Interest will accrue on the notes from
                                           and will be payable on           and
                                           of each year, beginning on
                                           , 2002.

RANKING.......................   The notes are unsecured obligations and rank
                                 equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness.

OPTIONAL REDEMPTION...........   The notes will be redeemable as a whole or in
                                 part, at our option, at any time, at a
                                 redemption price equal to the greater of (1)
                                 the principal amount being redeemed or (2) the
                                 sum of the present values of the remaining
                                 scheduled payments of principal and interest on
                                 the notes being redeemed, discounted to the
                                 redemption date on a semiannual basis (assuming
                                 a 360-day year consisting of twelve 30-day
                                 months) at the treasury yield (as defined
                                 below) plus                basis points, plus
                                 in each case accrued interest to the redemption date.

REDEMPTION OF NOTES FOR
TAX REASONS...................   We may redeem all, but not part, of the notes
                                 upon the occurrence of specified tax events described under the heading "Description of the Notes -- Tax Redemption" in this prospectus supplement.

COVENANTS.....................   We will issue the notes under an indenture
                                 containing covenants that restrict our ability, with significant exceptions, to:

                                   - incur debt secured by liens; and

                                   - engage in sale/leaseback transactions.

USE OF PROCEEDS...............   We intend to use the net proceeds to repay a
                                 portion of the short-term indebtedness that we incurred in connection with the Pillsbury acquisition.

LONG-TERM SENIOR UNSECURED
DEBT RATINGS*.................   Standard & Poor's: A- (Outlook: Negative)
                                 Moody's: Baa1 (Outlook: Stable)
                                 Fitch: A- (Outlook: Stable)

                                 * Ratings are not a recommendation to purchase,
                                   hold or sell the notes, inasmuch as the
                                   ratings do not comment as to market price or suitability for a particular investor. The ratings are based on current information furnished to the rating agencies by us and information obtained by the rating agencies from other sources. The ratings are only accurate as of the date hereof and may be changed, superseded or withdrawn at any time as a result of changes in, or unavailability of, such information, and, therefore, a prospective purchaser should check the current ratings before purchasing the notes.

            SUMMARY SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA
                             AND OTHER INFORMATION

     The following table sets forth summary selected consolidated historical financial and other data for each of the fiscal years ended May 1997 through 2001 and for the twenty-six week periods ended November 2000 and 2001. Our fiscal periods end on the last Sunday of each period. Fiscal 1998 was comprised of fifty-three weeks; all others were comprised of fifty-two weeks. The table also presents summary unaudited pro forma combined financial data for the fiscal year ended May 2001 and the twenty-six week period ended November 2001.

     The selected historical financial data as of May 2000 and May 2001 and for each of the fiscal years ended May 1999 through 2001 have been derived from, and should be read together with, our audited consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the annual reports and other documents that we have filed with the SEC and incorporated by reference in this prospectus supplement and the accompanying prospectus. The selected historical financial data as of May 1997, 1998 and 1999 and for each of the fiscal years ended May 1997 and 1998 have been derived from audited consolidated financial statements not incorporated by reference. The selected historical financial data for the twenty-six week periods ended November 2000 and November 2001 is unaudited and has been derived from, and should be read together with, our unaudited consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the quarterly reports and other documents that we have filed with the SEC and incorporated by reference in this prospectus supplement and the accompanying prospectus. In the opinion of our management, the unaudited historical financial data was prepared on the same basis as the audited historical financial data and includes all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of this information. Results of operations for the twenty-six week periods are not necessarily indicative of results of operations that may be expected for the full fiscal year.

     On October 31, 2001, we acquired the worldwide businesses of The Pillsbury Company from Diageo plc. The summary unaudited pro forma combined financial data for the fiscal year ended May 2001 and the twenty-six week period ended November 2001 are derived from pro forma combined statements of earnings that combine the companies' respective earnings statements as if the acquisition had occurred at the beginning of the periods presented. Our consolidated statement of earnings for the fiscal year ended May 2001 is combined with Pillsbury's combined statement of operations for the year ended June 30, 2001. Our consolidated statement of earnings for the twenty-six weeks ended November 25, 2001 is combined with Pillsbury's combined statement of operations for the five months ended October 31, 2001, including an additional month of Pillsbury's international operations to adjust for those international operations being reported on a one-month lag basis following the acquisition. This pro forma financial information should be read in conjunction with the historical financial statements of General Mills, filed as part of our annual report on Form 10-K for the year ended May 27, 2001, the historical financial statements of Pillsbury, which are contained in our current reports on Form 8-K/A filed with the SEC on January 11, 2002 and January 29, 2002 and incorporated herein by reference, and the unaudited pro forma financial information contained in this prospectus supplement. The unaudited pro forma combined financial statements are not necessarily indicative of the financial position or operating results that would have occurred had the acquisition been consummated on the dates, or at the beginning of the periods, for which the consummation of the acquisition is being given effect.

                                                 FISCAL YEARS ENDED IN MAY                     26 WEEKS ENDED IN NOVEMBER
                                   ------------------------------------------------------   ---------------------------------
                                                                                PRO FORMA                        PRO FORMA
                                    1997     1998     1999     2000     2001      2001       2000    2001(3)        2001
                                   ------   ------   ------   ------   ------   ---------   ------   -------   --------------
                                                                     (DOLLARS IN MILLIONS)
STATEMENT OF EARNINGS DATA
Sales............................  $5,609   $6,033   $6,246   $6,700   $7,078    $12,492    $3,570   $ 4,114       $6,423
Total costs and expenses.........   4,899    5,356    5,388    5,753    6,080     11,193     3,025     3,628        5,891
                                   ------   ------   ------   ------   ------    -------    ------   -------       ------
Earnings before taxes and
  earnings (losses) from joint
  ventures.......................     710      677      858      947      998      1,299       545       486          532
Income taxes.....................     259      246      308      336      350        493       192       176          206
Earnings (losses) from joint
  ventures.......................      (6)      (9)     (15)       3       17         43         9        12           30
                                   ------   ------   ------   ------   ------    -------    ------   -------       ------
Earnings before cumulative effect
  of change in accounting
  principle......................     445      422      535      614      665        849       362       322          356
Cumulative effect of change in
  accounting principle...........      --       --       --       --       --         --        --        (3)          (3)
                                   ------   ------   ------   ------   ------    -------    ------   -------       ------
Net earnings.....................  $  445   $  422   $  535   $  614   $  665    $   849    $  362   $   319       $  353
                                   ======   ======   ======   ======   ======    =======    ======   =======       ======
BALANCE SHEET DATA
Total assets.....................  $3,902   $3,861   $4,141   $4,574   $5,091               $4,899   $17,124
Total debt.......................   1,874    2,058    2,317    3,260    3,428                3,491    10,010
Stockholders' equity.............     495      190      164     (289)      52                 (161)    3,553
Total capitalization.............   2,369    2,248    2,481    2,971    3,480                3,330    13,563
OTHER DATA
Capital expenditures.............  $  163   $  184   $  281   $  268   $  308               $  138   $   143
EBITDA(1)........................  $1,042   $1,145   $1,212   $1,308   $1,392               $  758   $   812
Ratio of EBITDA to interest
  expense........................   10.32x    9.77x   10.15x    8.61x    6.75x                7.07x     6.90x
Ratio of total debt to EBITDA....    1.80x    1.80x    1.91x    2.49x    2.46x                  --        --
Total debt as a percentage of
  total capitalization...........      79%      92%      93%     110%      99%                 105%       74%
Ratio of earnings to fixed
  charges(2).....................    6.54x    5.63x    6.67x    6.25x    5.29x                5.59x     4.66x

---------------
(1) We define EBITDA for this purpose as earnings before interest and other financial charges, taxes on income, depreciation, amortization, unusual items and equity in income of affiliated companies without reduction for related other charges. EBITDA is a measure commonly used to analyze companies on the basis of operating performance. EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to net income as a measure of performance, nor as an alternative to net cash provided by operating activities as a measure of liquidity. Because all companies do not calculate EBITDA in the same manner, EBITDA as calculated by us may differ from EBITDA as calculated by other companies.

(2) The ratio of earnings to fixed charges has been computed by dividing income before income taxes and earnings (losses) from joint ventures plus fixed charges (net of capitalized interest) by fixed charges. Fixed charges consist of interest expense before reduction for capitalized interest and one-third of rental expense, which is considered to be representative of an interest factor.

(3) On October 31, 2001, we completed our acquisition of The Pillsbury Company. The results of the acquired businesses are included in the consolidated statement of earnings beginning as of November 1, 2001. The assets and liabilities of the acquired business are included in the consolidated balance sheet as of November 2001.

                                  RISK FACTORS

     You should carefully consider the following factors and the other information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. Please refer to our disclosures set forth under the heading "Cautionary Statement Regarding Forward-Looking Statements" in this prospectus supplement.

FAILURE TO INTEGRATE THE PILLSBURY BUSINESSES SUCCESSFULLY COULD ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE AND IMPACT OUR ABILITY TO MAKE PAYMENT ON THE NOTES.

     There can be no assurance that the Pillsbury acquisition will generate the anticipated business opportunities and synergies. In addition, we may face difficulty in successfully integrating the Pillsbury businesses. The Pillsbury acquisition involves a number of risks, including the risk that the acquired businesses will not achieve the results we expect, the possibility that we may not be able to retain key personnel, our limited experience with the operation of new business lines, exposure to unanticipated events or liabilities, and the potential disruption of our business.

     If we are unable to integrate the Pillsbury businesses successfully, we may not realize anticipated cost savings and revenue growth, which may negatively impact our profitability and cash flows. The occurrence of any of the events referred to in the risks described above or other unforeseen developments in connection with the acquisition and integration of Pillsbury could materially and adversely affect our results of operations.

WE HAVE A SUBSTANTIAL AMOUNT OF INDEBTEDNESS, WHICH COULD ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE AND IMPACT OUR ABILITY TO MAKE PAYMENTS ON THE NOTES.

     We have significantly increased our level of indebtedness as a result of our acquisition of Pillsbury. As of November 25, 2001, we had total debt of approximately $10.0 billion, and the indenture and other agreements under which we issued the indebtedness will not prevent us from incurring additional unsecured indebtedness in the future.

     Our level of indebtedness could have important consequences to the holders of the notes. For example, it:

     - may limit our ability to obtain additional financing for working capital, capital expenditures or general corporate purposes, particularly if the ratings assigned to our debt securities by rating organizations were revised downward;

     - will require us to dedicate a substantial portion of our cash flow from operations to the payment of principal and interest on our debt, reducing the funds available to us for other purposes including expansion through acquisitions, capital expenditures, marketing spending and expansion of our product offerings; and

     - may limit our flexibility to adjust to changing business and market conditions and make us more vulnerable to a downturn in general economic conditions as compared to our competitors.

     Our ability to make scheduled payments or to refinance our obligations with respect to our indebtedness will depend on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond our control.

YOU MAY NOT BE ABLE TO SELL THE NOTES PURCHASED IN THIS OFFERING.

     There is no existing trading market for the notes and we cannot make any assurance as to:

     - the development of an active trading market;

     - the liquidity of any trading market that may develop;

     - the ability of holders to sell their notes; or

     - the price at which the holders would be able to sell their notes.

If a trading market were to develop, the future trading prices of the notes will depend on many factors, including prevailing interest rates, our ratings published by major credit rating agencies, the market for similar securities and our financial performance.

     We understand that the underwriters presently intend to make a market in the notes. However, they are not obligated to do so, and any market-making activity with respect to the notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by United States securities laws.

                              RECENT DEVELOPMENTS

     On February 5, 2002, we issued a press release to report that unit volume trends for our U.S. retail businesses have run below expectations through the first two months of our fiscal 2002 third quarter. Our third-quarter plans originally called for low single-digit unit volume growth and earnings of 40 to 44 cents per share before unusual items. In December, the first month of the third quarter, we experienced unusually weak volumes across our retail businesses. We believe that this primarily reflects a one-time disruption caused by our transition to a new, combined sales organization handling the entire range of Pillsbury and General Mills products. Our January shipment trends showed improvement, and we expect to record further progress in February, but this is not expected to offset the shortfall. As a result, we now expect our third-quarter domestic retail unit volume will be down approximately 3 to 4 percent on a comparable basis, and we expect our earnings before unusual items to total approximately 27 to 29 cents per share in the period. We expect our domestic retail unit volume to grow at a low single-digit rate in the final quarter of the year, resulting in fourth-quarter earnings before unusual items of 43 to 45 cents per share and full-year fiscal 2002 earnings before unusual items of between $1.90 and $1.93 per share.

     In connection with this information, Standard & Poor's reaffirmed our long-term debt rating at A- and revised its outlook from stable to negative. Moody's and Fitch did not adjust our ratings.

     The information provided in this section should be read together with the risk factors described above as well as the information we have provided under the heading "Cautionary Statements Regarding Forward-Looking Statements."

                                USE OF PROCEEDS

     The net proceeds of this offering are estimated to be approximately $     .
We intend to use the net proceeds to repay a portion of the short-term indebtedness that we incurred in connection with the Pillsbury acquisition. To finance the cash portion of the Pillsbury acquisition price and a subsequent repurchase of shares from Diageo, we entered into a $6 billion 364-day credit facility. We also have a $1 billion 364-day credit facility and a $1 billion five-year credit facility. We have refinanced all of our initial borrowings under the $6 billion credit facility through the issuance of commercial paper. As of December 31, 2001, we had approximately $6.7 billion of outstanding commercial paper and other short-term debt and no outstanding borrowings under our credit facilities. At December 31, 2001, our commercial paper and other short-term debt had a weighted average interest rate of approximately 2.8% and a weighted average remaining maturity of approximately 26 days. The $6 billion credit facility expires on October 29, 2002 and the amount of available borrowings under the facility will be reduced by an amount equal to the principal amount of notes sold in this offering. In addition, the available borrowings under the $6 billion credit facility have been reduced by the amount of net proceeds received from the sale and divestiture of certain businesses.

                                 CAPITALIZATION

     The following table sets forth our consolidated capitalization as of November 25, 2001 and as adjusted to give effect to the offering of the notes and the payment of short-term debt with the net proceeds of this offering. This table should be read in conjunction with our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. Since November 25, 2001 to the date of this prospectus supplement, there has not been any material change in the information set forth below(1).

                                                                AS OF NOVEMBER 25,
                                                                       2001
                                                                -------------------
                                                                ACTUAL     ADJUSTED
                                                                -------    --------
                                                                   (in millions)
Cash and cash equivalents...................................    $   854    $   854
                                                                =======    =======
Short-term debt:
  Notes payable.............................................    $ 7,220    $
  Current portion of long-term debt.........................        584
                                                                -------    -------
       Total short-term debt................................      7,804
Long-term debt:
  Notes offered hereby......................................         --
  Other long-term debt......................................      2,206
                                                                -------    -------
       Total long-term debt.................................      2,206
                                                                -------    -------
Total debt..................................................     10,010
Stockholders' equity:
  Cumulative preferred stock................................         --         --
  Common stock..............................................      5,698      5,698
  Retained earnings.........................................      2,630      2,630
  Less common stock in treasury, at cost....................     (4,351)    (4,351)
  Unearned compensation.....................................        (54)       (54)
  Accumulated other comprehensive income....................       (370)      (370)
                                                                -------    -------
       Total stockholders' equity...........................      3,553      3,553
                                                                -------    -------
Total debt and stockholders' equity.........................    $13,563    $
                                                                =======    =======

---------------
(1) After November 25, 2001, we used a substantial portion of our cash and cash equivalents to repay notes payable. In addition, we used proceeds of approximately $600 million from the sale of our interest in certain businesses to further reduce short-term debt. As of January 25, 2002, we had notes payable of approximately $6.0 billion.

                   SUMMARY SELECTED HISTORICAL FINANCIAL DATA
                             AND OTHER INFORMATION

     The following table sets forth selected consolidated historical financial data for each of the fiscal years ended May 1997 through 2001 and for the twenty-six week periods ended November 2000 and 2001. Our fiscal periods end on the last Sunday of each period. Fiscal 1998 was comprised fifty-three weeks; all other fiscal years were comprised of fifty-two weeks. The selected historical financial data as of May 2000 and May 2001 and for each of the fiscal years ended May 1999 through 2001 have been derived from, and should be read together with, our audited consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the annual reports and other documents that we have filed with the SEC and incorporated by reference in this prospectus supplement and the accompanying prospectus. The selected historical financial data as of May 1997, 1998 and 1999 and for the fiscal years ended May 1997 and 1998 have been derived from audited consolidated financial statements not incorporated by reference. The selected historical financial data for the twenty-six week periods ended November 2000 and 2001 is unaudited and has been derived from, and should be read together with, our unaudited consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the quarterly reports and other documents that we have filed with the SEC and incorporated by reference in this prospectus supplement and the accompanying prospectus. In the opinion of our management, the unaudited historical financial data was prepared on the same basis as the audited historical financial data and includes all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of this information. The results of operations for the twenty-six week period ended November 25, 2001 are not necessarily indicative of the results of operations that may be expected for the full fiscal year.

                                                                                             26 WEEKS ENDED
                                                       FISCAL YEARS ENDED IN MAY              IN NOVEMBER
                                               ------------------------------------------   ----------------
                                                1997     1998     1999     2000     2001     2000    2001(3)
                                                ----     ----     ----     ----     ----     ----    -------
                                                         (dollars in millions)                (unaudited)
STATEMENT OF EARNINGS DATA
Sales.......................................   $5,609   $6,033   $6,246   $6,700   $7,078   $3,570   $ 4,114
Total costs and expenses....................    4,899    5,356    5,388    5,753    6,080    3,025     3,628
                                               ------   ------   ------   ------   ------   ------   -------
Earnings before taxes and earnings (losses)
  from joint ventures.......................      710      677      858      947      998      545       486
Income taxes................................      259      246      308      336      350      192       176
Earnings (losses) from joint ventures.......       (6)      (9)     (15)       3       17        9        12
                                               ------   ------   ------   ------   ------   ------   -------
Earnings before cumulative effect of change
  in accounting principle...................      445      422      535      614      665      362       322
Cumulative effect of change in accounting
  principle.................................       --       --       --       --       --       --        (3)
                                               ------   ------   ------   ------   ------   ------   -------
Net earnings................................   $  445   $  422   $  535   $  614   $  665   $  362   $   319
                                               ======   ======   ======   ======   ======   ======   =======
BALANCE SHEET DATA
Total assets................................   $3,902   $3,861   $4,141   $4,574   $5,091   $4,899   $17,124
Total debt..................................    1,874    2,058    2,317    3,260    3,428    3,491    10,010
Stockholders' equity........................      495      190      164     (289)      52     (161)    3,553
Total capitalization........................    2,369    2,248    2,481    2,971    3,480    3,330    13,563
OTHER DATA
Capital expenditures........................   $  163   $  184   $  281   $  268   $  308   $  138   $   143
EBITDA(1)...................................   $1,042   $1,145   $1,212   $1,308   $1,392   $  758   $   812
Ratio of EBITDA to interest expense.........   10.32x    9.77x   10.15x    8.61x    6.75x    7.07x     6.90x
Ratio of total debt to EBITDA...............    1.80x    1.80x    1.91x    2.49x    2.46x       --        --
Total debt as a percentage of total
  capitalization............................      79%      92%      93%     110%      99%     105%       74%
Ratio of earnings to fixed charges(2).......    6.54x    5.63x    6.67x    6.25x    5.29x    5.59x     4.66x

---------------
(1) We define EBITDA for this purpose as earnings before interest and other financial charges, taxes on income, depreciation, amortization, unusual items and equity in income of affiliated companies without reduction for related other charges. EBITDA is a measure commonly used to analyze companies on the basis of operating performance. EBITDA is not a measure of financial performance under accounting principles generally accepted in the
    United States and should not be considered as an alternative to net income as a measure of performance, nor as an alternative to net cash provided by operating activities as a measure of liquidity. Because all companies do not calculate EBITDA in the same manner, EBITDA as calculated by us may differ from EBITDA as calculated by other companies.

(2) The ratio of earnings to fixed charges has been computed by dividing income before income taxes plus fixed charges (net of capitalized interest) by fixed charges. Fixed charges consist of interest expense before reduction for capitalized interest and one-third of rental expense, which is considered to be representative of an interest factor.

(3) On October 31, 2001, we completed our acquisition of The Pillsbury Company. The results of the acquired businesses are included in the consolidated statement of earnings beginning as of November 1, 2001. The assets and liabilities of the acquired business are included in the consolidated balance sheet as of November 2001.

                   SUMMARY SELECTED HISTORICAL FINANCIAL DATA
                           FOR THE PILLSBURY COMPANY

     The following table sets forth selected combined historical financial data for The Pillsbury Company, its subsidiaries and its related entities for the fiscal years ended June 30, 2000 and 2001. The selected historical financial data as of June 30, 2000 and 2001 and for each of the fiscal years ended June 30, 2000 and 2001 have been derived from, and should be read together with, the audited combined financial statements of The Pillsbury Company, its subsidiaries and its related entities and related notes contained in our current report on Form 8-K/A filed with the SEC on January 11, 2002 and incorporated by reference in this prospectus supplement and the accompanying prospectus.

                                                                FISCAL YEARS ENDED
                                                                      JUNE 30
                                                                -------------------
                                                                  2000       2001
                                                                  ----       ----
STATEMENT OF EARNINGS DATA
Sales.......................................................    $ 6,078     $6,067
Total costs and expenses....................................      6,245      6,153
                                                                -------     ------
Loss before taxes and earnings from joint ventures..........       (167)       (86)
Income tax benefit (expense)................................          4        (54)
Earnings from joint ventures, net of income taxes...........         22         26
                                                                -------     ------
Net loss....................................................    $  (141)    $ (114)
                                                                =======     ======
BALANCE SHEET DATA
Total assets................................................    $ 9,464     $9,262
Total liabilities...........................................     10,082      9,994
Stockholders' deficit.......................................       (618)      (732)
Total liabilities and stockholders' deficit.................      9,464      9,262

                  UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

     The following unaudited pro forma information is presented to show the estimated effect of our acquisition of Pillsbury.

     The pro forma combined statement of earnings combines the companies' respective earnings statements as if the acquisition had occurred at the beginning of each period presented. Our consolidated statement of earnings for the fiscal year ended May 2001 is combined with Pillsbury's combined statement of operations for the year ended June 30, 2001. Our consolidated statement of earnings for the twenty-six weeks ended November 2001 is combined with Pillsbury's combined statement of operations for the five months ended October 31, 2001, including an additional month of Pillsbury's international operations to adjust for those international operations being reported on a one-month lag basis following the acquisition. The unaudited pro forma combined financial statements are based on the assumptions and adjustments described in the accompanying notes.

     The pro forma adjustments reflecting the consummation of the acquisition are based upon the purchase method of accounting and upon the assumptions set forth in the notes to this pro forma combined financial information, including the issuance of 134 million shares of General Mills common stock and the subsequent repurchase from Diageo of 55 million shares under a put option exercised by Diageo. This pro forma combined financial information should be read in conjunction with the historical financial statements of General Mills, filed as part of our annual report on Form 10-K for the year ended May 27, 2001 and the historical financial statements of Pillsbury, which are contained in our current reports on Form 8-K/A filed with the SEC on January 11, 2002 and January 29, 2002 and incorporated by reference in this prospectus supplement.

     The pro forma adjustments do not reflect cost savings from synergies which may be realized nor integration costs to be incurred subsequent to the acquisition.

     The unaudited pro forma combined financial statements are not necessarily indicative of the financial position or operating results that would have occurred had the acquisition been consummated on the dates, or at the beginning of the periods, for which the consummation of the acquisition is being given effect. Therefore, these unaudited pro forma combined financial statements should not be construed as representative of future operations. For purposes of preparing the General Mills' consolidated financial statements, subsequent to the acquisition, General Mills will establish a new basis for Pillsbury's assets and liabilities based upon the fair values thereof and the General Mills purchase price, including the costs of the acquisition. A final determination of required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been completed. Accordingly, the purchase accounting adjustments made in connection with the development of the pro forma combined financial information are preliminary and have been made solely for purposes of developing such pro forma combined financial information. General Mills has undertaken a study to determine the fair value of certain of Pillsbury's assets and liabilities and will make appropriate purchase accounting adjustments upon completion of that study. The actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein.

               UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS
                            YEAR ENDED MAY 27, 2001

                                                                                       PRO FORMA (A)
                                                GENERAL                    -------------------------------------
                                                 MILLS       PILLSBURY      DIVESTED       MERGER
                                               HISTORICAL    HISTORICAL    BUSINESSES    ADJUSTMENTS    COMBINED
                                               ----------    ----------    ----------    -----------    --------
                                                                         (in millions)
Sales......................................      $7,078        $6,067        $(653)               (B)   $12,492
Cost of sales..............................       2,841         3,434         (335)                       5,940
Selling, general and administrative........       3,068         1,994         (190)         $(208)(C)     4,664
Interest, net..............................         206           681                        (307)(D)       580
Unusual items..............................         (35)           44                                         9
                                                 ------        ------        -----          -----       -------
Earnings (losses) before taxes and earnings
  of joint ventures........................         998           (86)        (128)           515         1,299
Income tax expense (benefit)...............         350            54          (52)           141(E)        493
Earnings from joint ventures...............          17            26                                        43
                                                 ------        ------        -----          -----       -------
Net earnings (losses)......................      $  665        $ (114)       $ (76)         $ 374       $   849
                                                 ======        ======        =====          =====       =======

               UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS
                        26 WEEKS ENDED NOVEMBER 25, 2001

                                                                                       PRO FORMA (A)
                                                GENERAL                    -------------------------------------
                                                 MILLS       PILLSBURY      DIVESTED       MERGER
                                               HISTORICAL    HISTORICAL    BUSINESSES    ADJUSTMENTS    COMBINED
                                               ----------    ----------    ----------    -----------    --------
                                                                         (in millions)
Sales......................................      $4,114        $2,600        $(291)              (B)     $6,423
Cost of sales..............................       1,760         1,465         (150)                       3,075
Selling, general and administrative........       1,656           860          (82)         $(87)(C)      2,347
Interest, net..............................         118           255                        (98)(D)        275
Unusual items..............................          94           100                                       194
                                                 ------        ------        -----          ----         ------
Earnings (losses) before taxes and earnings
  (losses) of joint ventures...............         486           (80)         (59)          185            532
Income tax expense (benefit)...............         176             7          (24)           47(E)         206
Earnings (losses) from joint ventures......          12            21           (3)                          30
                                                 ------        ------        -----          ----         ------
Earnings (losses) before cumulative effect
  of change in accounting principle........         322           (66)         (38)          138            356
Cumulative effect of change in accounting
  principle................................          (3)                                                     (3)
                                                 ------        ------        -----          ----         ------
Net earnings (losses)......................      $  319        $  (66)       $ (38)         $138         $  353
                                                 ======        ======        =====          ====         ======

NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENTS OF EARNINGS (DOLLAR AMOUNTS IN MILLIONS)

(A) The accompanying unaudited pro forma combined statement of earnings for the year ended May 27, 2001 combines the General Mills consolidated statement of earnings for the fiscal year ended May 27, 2001 with the Pillsbury combined statement of earnings for the year ended June 30, 2001, as if the acquisition had been consummated at May 29, 2000. The accompanying pro forma combined statement of earnings for the 26 weeks ended November 25, 2001 combines the General Mills consolidated statement of earnings for the 26 weeks ended November 25, 2001 with the Pillsbury combined statement of earnings for the 5 months ended October 31, 2001, including an additional month of Pillsbury's international operations to adjust for those international operations being reported on a one-month lag basis following the acquisition, as if the acquisition had been consummated at May 28, 2001. The

    Pillsbury historical statement of earnings includes those revenues and expenses either directly attributable to Pillsbury or that have been allocated based upon methods considered reasonable by Diageo's management. Adjustments are made to the pro forma combined statements of earnings to eliminate revenues and expenses associated with businesses divested. The pro forma combined statements of earnings do not include pro forma adjustments to reflect cost savings from synergies which may be realized subsequent to the acquisition. Not all nonrecurring transaction and integration costs associated with the acquisition are reflected in these pro forma combined statements of earnings. A final determination of the required purchase accounting adjustments has not yet been made, and the earnings results will vary from these pro forma earnings shown.

(B) Sales (and the implicit selling prices) are all as reported historically and have not been adjusted for any price changes.

(C) This adjustment represents the elimination of Pillsbury amortization of intangibles. Since the study to determine the fair value of certain of Pillsbury's assets and liabilities is not yet complete, the excess purchase price has not been allocated to any intangible assets other than goodwill. Therefore, there is no additional amortization expense included in the pro forma combined statements of earnings. When the study is complete and fair value amounts are assigned to identifiable intangibles with definite lives, there will be additional amortization expense included in the combined statement of earnings, however, we do not anticipate such amortization to be material.

     The General Mills historical consolidated statement of earnings for the 52 weeks ended May 27, 2001 includes $23 million of goodwill amortization. Effective May 28, 2001, we adopted SFAS No. 142, "Goodwill and Intangible Assets" and our goodwill amortization has ceased.

(D) The interest adjustment for the 26 weeks ended November 25, 2001 of a reduction of $98 represents (1) the elimination of $245 of Pillsbury interest expense on its payables to affiliates and (2) the addition of $147 for estimated interest expense (assuming a rate of 6.7%) for the debt that will ultimately be included on the General Mills balance sheet as a result of the Pillsbury acquisition and related divestitures.

     The interest adjustment for the year ended May 27, 2001 of a reduction of $307 represents (1) the elimination of $661 of Pillsbury interest expense on its payables to affiliates and (2) the addition of $354 for estimated interest expense (assuming a rate of 6.7%) for the debt that will ultimately be included on the General Mills balance sheet as a result of the Pillsbury acquisition and related divestitures.

     The assumed interest rate is consistent with our anticipated effective interest rate considering the interest rate swaps entered into in anticipation of the Pillsbury acquisition.

(E) The adjustment to tax expense results from providing taxes at a 37.0% rate (net combined federal and state) on the pro forma pretax interest adjustment. Any income tax benefit that Pillsbury had recorded associated with its amortization of intangibles is also eliminated.

                                   MANAGEMENT

     The following table sets forth information concerning the individuals who serve as our directors and executive officers.

NAME                                                                   TITLE
----                                                                   -----
Randy G. Darcy............................    Senior Vice President, Supply Chain Operations
Rory A. Delaney...........................    Senior Vice President, Innovation and Technology
Stephen R. Demeritt.......................    Director and Vice Chairman
Livio D. DeSimone.........................    Director
William T. Esrey..........................    Director
Raymond V. Gilmartin......................    Director
Judith Richards Hope......................    Director
Robert L. Johnson.........................    Director
John M. Keenan............................    Director
James A. Lawrence.........................    Executive Vice President and Chief Financial Officer
Siri S. Marshall..........................    Senior Vice President, Corporate Affairs; General
                                              Counsel and Secretary
Heidi G. Miller...........................    Director
Michael A. Peel...........................    Senior Vice President, Human Resources
Jeffrey J. Rotsch.........................    Senior Vice President, Sales and Channel Development
Stephen W. Sanger.........................    Chairman of the Board and Chief Executive Officer
Danny L. Strickland.......................    Senior Vice President, Innovation, Technology and
                                              Quality
A. Michael Spence.........................    Director
Dorothy A. Terrell........................    Director
Kenneth L. Thome..........................    Senior Vice President, Financial Operations
Raymond G. Viault.........................    Director and Vice Chairman
Paul S. Walsh.............................    Director

                            DESCRIPTION OF THE NOTES

     The following description of the particular terms of the notes offered hereby supplements the description of the general terms and provisions of debt securities under the heading "Description of Debt Securities We May Offer" in the accompanying prospectus. Terms used in this prospectus supplement that are otherwise not defined will have the meanings given to them in the accompanying prospectus.

     The notes will have the following terms:

                                             PRINCIPAL    INTEREST        MATURITY
                                              AMOUNT        RATE            DATE
                                             ---------    --------    -----------------
Notes due................................    $                 %

GENERAL

     The notes will mature at par on the maturity date set forth above. The notes will constitute part of our senior debt and will rank equally and ratably with all of our other unsecured and unsubordinated indebtedness. We have no indebtedness which is subordinated in right of payment to the notes at the present time and we have no present intention to issue any such indebtedness. The notes will be effectively subordinated to our secured obligations, to the extent of the assets serving as security for such obligations, and to all liabilities of our subsidiaries. We do not currently have any material secured obligations or material subsidiary liabilities.

     We will issue the notes only in book-entry form, in denominations of $1,000 and integral multiples of $1,000. In certain limited circumstances, we could issue certificated securities. See "-- Forms and

Settlement" below. Principal of and interest on the notes will be payable, and the transfer of notes will be registrable, through the depositary as described below.

     Interest on the notes will accrue from           , 2002 or from the most
recent date to which interest has been paid or provided for. Interest will be
payable twice a year, on           and           , beginning           , 2002,
to the person in whose name a note is registered at the close of business on the
          or           that precedes the date on which interest will be paid.
Interest payments for the notes will include accrued interest from and including
          , 2002 or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the interest payment date or the date of maturity, as the case may be. Interest payable at the maturity of the notes will be payable to the registered holder of the note to whom principal is payable. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

     If any interest payment date falls on a day that is not a business day, the interest payment will be postponed to the next day that is a business day, and no interest on that payment will accrue for the period from and after the interest payment date. If the maturity date of the notes falls on a day that is not a business day, the payment of interest and principal may be made on the next succeeding business day, and no interest on that payment will accrue for the period from and after the maturity date. As used in this prospectus supplement, "business day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York or in the place of presentation.

     The notes, the indenture and the underwriting agreement are governed by, and will be construed in accordance with, the laws of the State of New York, United States of America, applicable to agreements made and to be performed wholly within such jurisdiction.

     In some circumstances, we may elect to discharge our obligations on the notes through defeasance or covenant defeasance. See "Description of Debt Securities We May Offer -- Defeasance" in the accompanying prospectus for more information about how we may do this.

     We may, without the consent of the holders of notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes being offered. Any additional notes having the same terms, together with the notes in this offering, will constitute a single series of notes under the indenture. No additional notes may be issued if an event of default has occurred with respect to the notes.

     If the notes are accepted for listing on the Luxembourg Stock Exchange, and for so long as the rules of the Luxembourg Exchange so require, we will appoint and maintain a paying agent and a transfer agent in Luxembourg, who shall initially be Dexia Banque Internationale a Luxembourg. If we issue notes in certificated form, see "-- Forms and Settlement" below, payment on the notes may be made at the offices of the paying agent in Luxembourg, and any change in the Luxembourg paying agent and transfer agent will be published in Luxembourg. See "-- Notices" below.

FORMS AND SETTLEMENT

     We will issue the notes in the form of one or more fully registered global securities registered in the name of a nominee of The Depository Trust Company, or DTC, and deposit the global securities with a custodian for DTC. You may hold a beneficial interest in the global securities through DTC, Euroclear Bank S.A./N.V., as operator of the Euroclear System, or Euroclear, or Clearstream Banking, societe anonyme, or Clearstream, directly as a participant in one of these systems or indirectly through financial institutions that are participants in any of these systems.

     As an owner of a beneficial interest in the global securities, you will generally not be entitled to have the notes registered in your name, will not be entitled to receive certificates in your name evidencing the notes and will not be considered the holder of any notes under the indenture.

     We will exchange interests in a global security for physical certificates representing the notes only if:

     - we notify the trustee that we wish to terminate the global security;

     - an event of default on the notes has occurred and not been cured; or

     - DTC notifies us that it is unwilling or unable to continue as a clearing system for the global securities; or it ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor clearing system is not appointed by us within 90 days after receiving such notice from DTC or upon becoming aware that DTC is no longer so registered.

     In the event that physical certificates are issued, holders of the notes will be able to receive payments, including principal and interest, on the notes and effect transfer of the notes at the offices of our paying and transfer agent in Luxembourg, Dexia Banque Internationale a Luxembourg, 69, route d'Esch, L-2953. Payment of principal and interest on the notes represented by physical certificates will be made upon presentation or surrender of the notes to our Luxembourg transfer and paying agent. You must make arrangements to have payments picked up at or wired from that agent. We may also elect to pay interest by mailing checks. Holders of notes represented by physical certificates may transfer or exchange such notes by surrendering the duly endorsed notes at the office of our Luxembourg transfer agent, together with instructions regarding the transfer or exchange.

     We will issue the notes only in denominations of $1,000 and integral multiples of $1,000. You will have to make initial settlement for the global securities in immediately available funds.

CLEARANCE AND SETTLEMENT

     DTC, Euroclear and Clearstream have established links among themselves to facilitate the initial settlement of the notes and cross-market transfers of the notes in secondary market trading. DTC will be linked to the respective depositaries of Euroclear and Clearstream, which are financial institutions that are participants in DTC.

     Although DTC, Euroclear and Clearstream have agreed to the procedures provided below to facilitate transfers of notes among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform such procedures. In addition, such procedures may be modified or discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of the obligations under the rules and procedures governing their operations.

THE CLEARING SYSTEMS

  The Depository Trust Company

     DTC is:

     - a limited-purpose trust company organized under the New York Banking Law;

     - a "banking organization" under the New York Banking Law;

     - a member of the Federal Reserve System;

     - a "clearing corporation" under the New York Uniform Commercial Code; and

     - a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934, as amended.

     DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between its participants. It does this through electronic book-entry changes in the accounts of its direct participants, eliminating the need for physical movement of securities certificates. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

     DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. In addition, the global security may not be physically transferred, except as a whole among DTC, its nominees and their successors. Therefore, your ability to pledge a beneficial interest in the global security to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

  Euroclear and Clearstream

     Like DTC, Euroclear and Clearstream hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream provide various services to their participants, including the safekeeping, administration, clearance and settlement and lending and borrowing of internationally traded securities. Euroclear and Clearstream participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and other organizations. Some of the underwriters for the notes may be participants in Euroclear or Clearstream. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream by clearing through or maintaining a custodial relationship with a Euroclear or Clearstream participant.

  Global Clearance and Settlement Procedures

     Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC's rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System. Secondary market trading between Clearstream or Euroclear participants will occur in the ordinary way under the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

     Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream or Euroclear participants, on the other, will be effected in DTC in accordance with DTC's rules on behalf of the relevant European international clearing system by its U.S. depositary. However, the cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering interests in the notes to or receiving interests in the notes from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

     Because of time-zone differences, credits of interests in the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. The credits or any transactions involving interests in the notes settled during such processing will be reported to the relevant Clearstream or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of interests in the notes by or through a Clearstream or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

     Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of interests in the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform the procedures and the procedures may be changed or discontinued at any time.

REDEMPTION

     Except as set forth below, the notes cannot be redeemed by us or by the holders prior to maturity. The notes will be not be entitled to the benefit of any sinking fund.

  Optional Redemption

     The notes may be redeemed, in whole or in part, at our option at any time or from time to time. The redemption price for the notes to be redeemed on any redemption date will be equal to the greater of the following amounts:

     - 100% of the principal amount of the notes being redeemed on the redemption date; or

     - the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed on that redemption date (not including any portion of any payments of interest accrued to the redemption date) discounted to the redemption date on a semiannual basis at the treasury rate (as defined below), as determined by the
       reference treasury dealer (as defined below), plus      basis points;

plus, in each case, accrued and unpaid interest on the notes to the redemption date. Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

     We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each registered holder of the notes to be redeemed. Once notice of redemption is mailed, the notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date. Notice of any redemption will be given in accordance with "-- Notices" below.

     "Treasury rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

     "Comparable treasury issue" means the United States Treasury security selected by the reference treasury dealer as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

     "Comparable treasury price" means, with respect to any redemption date, (A) the average of the reference treasury dealer quotations for such redemption date, after excluding the highest and lowest such reference treasury dealer quotations, or (B) if the trustee obtains fewer than three such reference treasury dealer quotations, the average of all such quotations, or (C) if only one reference treasury dealer quotation is received, such quotation.

     "Reference treasury dealer" means (A) Barclays Capital Inc., Deutsche Banc Alex. Brown Inc. or Salomon Smith Barney Inc. (or their respective associates which are primary treasury dealers), and their respective successors; provided, however, that if Barclays Capital Inc., Deutsche Banc Alex. Brown Inc. or Salomon Smith Barney Inc. shall cease to be a primary U.S. government securities dealer in New York City (a "primary treasury dealer"), we will substitute another primary treasury dealer; and (B) any other primary treasury dealer(s) selected by the trustee after consultation with us.

     "Reference treasury dealer quotation" means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such reference treasury dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

     On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date. If less than all of the notes of any series are to be redeemed, the notes to be redeemed shall be selected by lot by The Depository Trust Company, in the case of notes represented by a global note, or by the trustee by a method the trustee deems to be fair and appropriate, in the case of notes that are not represented by a global note.

  Tax Redemption

     We may redeem the notes in whole, at our option at any time prior to maturity, upon the giving of a notice of redemption as described below, if we determine that, as a result of any change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of the United States or of any political subdivision or taxing authority thereof or therein, or any change in official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment becomes effective on or after the date of this prospectus supplement, we have or will become obligated to pay additional amounts as described under "-- Payment of Additional Amounts" below with respect to such notes for reasons outside our control and after taking reasonable measures to avoid such obligation. The notes will be redeemed at a redemption price equal to 100% of the principal amount of the notes, together with accrued interest to the date fixed for redemption. Prior to the giving of any notice of redemption pursuant to this paragraph, we will deliver to the trustee:

     - a certificate stating that we are entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to our right to so redeem have occurred; and

     - an opinion of independent counsel satisfactory to the trustee to the effect that we have or will become obligated to pay such additional amounts for the reasons described above;

provided that no such notice of redemption shall be given earlier than 60 days prior to the earliest date on which we would be obligated to pay additional amounts if a payment on the note were then due.

     Notice of redemption will be given not less than 30 nor more than 60 days prior to the date fixed for redemption, which date and the applicable redemption price will be specified in the notice. This notice will be given in accordance with "-- Notices" below.

PAYMENT OF ADDITIONAL AMOUNTS

     We will, subject to certain exceptions and limitations set forth below, pay additional amounts to the beneficial owner of any note who is a foreign holder that are necessary so that every net payment of principal and interest on the note and any other amounts payable on the note, after withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by the United States (or any political subdivision or taxing authority thereof or therein), will not be less than the amount provided for in the note to be then due and payable. We will not, however, be required to make any payment of additional amounts to any beneficial owner for or on account of:

     - any tax, assessment or other governmental charge that would not have been so imposed but for the existence of any present or former connection between the beneficial owner (or between a fiduciary, settlor, beneficiary, member or shareholder of such beneficial owner, if such beneficial owner is an estate, a trust, a partnership or a corporation) and the United States and its possessions, including, without limitation, the beneficial owner (or the fiduciary, settlor, beneficiary, member or shareholder) being or having been a citizen or resident of the United States or being or having been present or engaged in a trade or business or having or having had a permanent establishment in the United States;

     - any estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, assessment or governmental charge;

     - any tax, assessment or other governmental charge imposed by reason of the beneficial owner's past or present status as a personal holding company or foreign personal holding company or controlled foreign corporation or passive foreign investment company with respect to the United States or as a corporation that accumulates earnings to avoid United States federal income tax;

     - any tax, assessment or other governmental charge that is payable otherwise than by withholding from payments on or in respect of any note;

     - any tax, assessment or other governmental charge that would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the nationality, residence or identity of the beneficial owner of the note, if the compliance is required by statute or by regulation of the United States or of any political subdivision or taxing authority thereof or therein as a precondition to relief or exemption from the tax, assessment or other governmental charge;

     - any tax, assessment or other governmental charge imposed by reason of the beneficial owner's past or present status as the actual or constructive owner of 10% or more of the total combined voting power of all classes of our stock entitled to vote or as a controlled foreign corporation that is related directly or indirectly to us through stock ownership; or

     - any combination of these factors;

nor will such additional amounts be paid to any holder who is a fiduciary or partnership or other than the sole beneficial owner of the note to the extent a settlor or beneficiary with respect to such fiduciary or a member of such partnership or a beneficial owner of the note would not have been entitled to payment of such additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of the note.

     We will not have to pay additional amounts in respect of any tax, assessment or other governmental charge required to be withheld on a payment to an individual pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN (European Union's Economic and Finance Ministers) Council meeting of November 26-27, 2000, the proposal presented by the Commission of European Communities on July 18, 2001 for a Council Directive to ensure effective taxation of savings income in the form of interest payments within the European Union, or any law implementing or complying with, or introduced in order to conform to, such Directive or proposal.

NOTICES

     Notices to holders of the notes will be sent by mail to the registered holders and, so long as the notes are listed on the Luxembourg Stock Exchange, will be published in a daily newspaper of general circulation in Luxembourg. It is expected that publication will be made in the Luxemburger Wort. This notice will be deemed to have been given on the date of publication or, if published more than once, on the date of the first publication. So long as the notes are listed on the Luxembourg Stock Exchange, any appointment of or change in the Luxembourg paying agent and transfer agent will be published in Luxembourg in the manner set forth above.

                             UNITED STATES TAXATION

     The following is a summary of the principal United States federal tax consequences of the acquisition, ownership and disposition of the notes by an initial purchaser who holds the notes as capital assets. The tax consequences to the holders of the notes may vary depending upon each holder's particular circumstances. This summary is based on the Internal Revenue Code of 1986, as amended, referred to below as the Code, and existing and proposed Treasury regulations, revenue rulings and judicial decisions, all of which are subject to change, possibly retroactively.

     We urge prospective purchasers of the notes to consult their own tax advisors regarding the United States federal tax consequences of the acquisition, ownership and disposition of the notes in their particular situations, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction or under an applicable tax treaty.

                                  U.S. HOLDERS

     The following is a summary of the principal federal income tax consequences to a U.S. holder, which for purposes of this discussion refers to a beneficial owner of notes who is:

     - a citizen or resident of the United States;

     - a corporation, partnership or other entity treated as a corporation or a partnership for U.S. federal income tax purposes created or organized in or under the laws of the United States, any of its states or the District of Columbia;

     - an estate whose income is subject to U.S. federal income tax regardless of its source; or

     - a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

     Notwithstanding the preceding sentence, to the extent provided in applicable regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to that date, that elect to continue to be treated as United States persons will also be U.S. holders.

     The following summary deals only with notes held by U.S. holders and does not deal with special classes of holders, such as dealers in securities or currencies, financial institutions, life insurance companies, persons holding notes as a hedge against or which are hedged against currency risks and persons whose functional currency is not the U.S. dollar. A person considering the purchase of notes should consult his or her own tax advisor concerning these matters.

GENERAL

     As a general rule, interest paid or accrued on the notes will be treated as ordinary income to U.S. holders. A U.S. holder using the accrual method of accounting for federal income tax purposes must include interest paid or accrued on the notes in ordinary income as the interest accrues in accordance with its method of accounting. A U.S. holder using the cash receipts and disbursements method of accounting for federal income tax purposes must include interest in ordinary income when payments are received or made available for receipt by the holder.

SALE, EXCHANGE OR RETIREMENT OF NOTES

     Upon the sale, exchange, retirement or other disposition of a note, a U.S. holder will recognize gain or loss equal to the difference between the amount realized from the sale, exchange, retirement or other disposition and the holder's adjusted basis in the note. For these purposes, the amount realized will not include any amount attributable to accrued interest on the note, which will be taxed as ordinary interest income, as described above. The holder's adjusted basis generally will equal the cost of the note to the holder. Any gain or loss recognized upon a sale, exchange, retirement or other disposition of a note will be capital gain or loss and will be long-term capital gain or loss if the note was held for more than one year.

WITHHOLDING TAXES AND REPORTING REQUIREMENTS

     For each calendar year in which the notes are outstanding, U.S. holders and the IRS will receive reports of interest payments and payments of principal on a note to the extent required by the Code. These amounts will ordinarily not be subject to withholding of U.S. federal income tax. However, a backup withholding tax at the applicable rate specified in the Code (currently 30%) will apply to the payments if a U.S. holder fails to supply the holder's taxpayer identification number or, generally, to report all interest and dividends required to be shown on its federal income tax returns.

                                FOREIGN HOLDERS

     The following summary describes the principal U.S. federal income and estate tax consequences of purchase, ownership and disposition of the notes by a foreign holder. In this document, we use the term "foreign holder" to refer to a beneficial owner of a note that is not a U.S. holder.

     This summary does not discuss all of the tax consequences that may be relevant to foreign holders in light of their particular circumstances or to foreign holders subject to special rules, such as nonresident alien individuals who have lost their U.S. citizenship or who have ceased to be treated as resident aliens.

WITHHOLDING TAXES

     Subject to the discussion below concerning backup withholding, payments of principal, interest and premium on the notes by us or by any of our paying agents to any foreign holder will not be subject to U.S. federal withholding tax, provided that, in the case of interest:

     - the foreign holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and

     - the foreign holder of the note fulfills the certification statement requirements set forth in Section 871(h) or Section 881(c) of the Code, which are described below.

SALE, EXCHANGE OR DISPOSITION OF NOTES

     A foreign holder will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of a note, unless:

     - the holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and either:

        - the individual has a "tax home" (as defined in Code Section 911(d)(3)) in the United States (unless the gain is attributable to a fixed place of business in a foreign country maintained by the individual and has been subject to foreign tax of at least 10 percent); or

        - the gain is attributable to an office or other fixed place of business that the individual maintains in the United States; or

     - the gain is effectively connected with the conduct by the foreign holder of a trade or business in the United States.

ESTATE TAXES

     A note held by an individual who is not treated as a citizen or resident of the United States at the time of his death will not be subject to U.S. federal estate tax as a result of the individual's death, provided that:

     - the individual does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote; and

     - at the time of the individual's death, payments on the note would not have been effectively connected with the conduct by that individual of a trade or business in the United States.

CERTIFICATION STATEMENT REQUIREMENTS

     In order to obtain the portfolio interest exemption from withholding tax described under the heading "Withholding Taxes" above, the foreign holder of a note must comply with statement requirements imposed by Sections 871(h) and 881(c) of the Code. These requirements generally will be satisfied if the foreign holder of a note certifies on IRS Form W-8 BEN, under penalties of perjury, that it is not a U.S. person and provides its name and address. In addition, any financial institution holding the note on behalf of the foreign holder must file a statement with the withholding agent to the effect that it has received the required statement from the foreign holder and must furnish a copy of the statement to the withholding agent.

     In general, for notes held by a foreign partnership, unless the foreign partnership has entered into a withholding agreement with the IRS or filed a statement with the IRS certifying that payments on the note are effectively connected with the conduct of a U.S. trade or business by the partnership, a foreign partnership will be required, in addition to providing a partnership withholding certificate on IRS Form W-8 IMY, to attach an appropriate certification by each partner.

     Payments to foreign holders which do not meet the requirements for the portfolio interest exemption from withholding tax and which are therefore subject to withholding of U.S. federal income tax may nevertheless be exempt from withholding or subject to withholding at a reduced rate if the foreign holder of the note, or his agent, provides the withholding agent with a properly executed IRS Form W8-BEN claiming an exemption from withholding or a reduced withholding rate under the benefit of a tax treaty.

     If a foreign holder is engaged in a trade or business in the United States, and if interest on the note or gain realized on its sale, exchange or other disposition is effectively connected with the conduct of this trade or business, the foreign holder, although exempt from the withholding tax discussed above, will generally be subject to regular U.S. income tax on interest and on any gain realized on the sale, exchange or other disposition of a note in the same manner as if it were a U.S. holder. In this case, the foreign holder must provide to the withholding agent a properly executed IRS Form W-8 ECI in order to claim an exemption from withholding tax. In addition, if the foreign holder is a foreign corporation, it may be subject to a branch profits tax equal to 30%, or a lower rate provided by an applicable treaty, of its effectively connected earnings and profits for the taxable year, subject to adjustments. For purposes of the branch profits tax, interest on, and any gain recognized on the sale, exchange or other disposition of, a note will be included in the effectively connected earnings and profits of the foreign holder if the interest or gain is effectively connected with the conduct by the foreign holder of a trade or business in the United States.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Backup withholding will not apply to payments made on a note:

     - if the holder certifies that it is not a U.S. person; or

     - if the holder otherwise establishes an exemption;

     provided that we or our paying agent do not have actual knowledge that the holder is a U.S. person.

     Payments on the sale, exchange or other disposition of a note made to or through a foreign office of a broker or middleman generally will not be subject to information reporting or backup withholding. However, information reporting, but not backup withholding, may apply to those payments if the broker or middleman is one of the following:

     - a U.S. person;

     - a controlled foreign corporation for U.S. federal income tax purposes;

     - a foreign person 50 percent or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period; or

     - a foreign partnership with certain connections to the U.S.

     In the above circumstances, information reporting will be required unless the broker or middleman has in its records documentary evidence that the beneficial owner is not a U.S. person and other conditions are met, or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that the broker or middleman is required to report if the broker has actual knowledge that the payee is a U.S. person.

     Payment of the proceeds of a sale of a note to or through the U.S. office of a U.S. or foreign broker will be subject to backup withholding and information reporting unless the holder certifies, under penalties of perjury, that it is not a U.S. person (and the payor does not have actual knowledge that the beneficial owner is a U.S. person) or otherwise establishes an exemption.

     Any amounts withheld from a payment to a foreign holder under the backup withholding rules will be allowed as a credit against that holder's U.S. federal income tax liability and may entitle the holder to a refund, provided that the holder furnishes the required information to the IRS.

                                  UNDERWRITING

     Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to each underwriter, the principal amount of notes stated opposite the name of each underwriter.

                                                                PRINCIPAL AMOUNT
                        UNDERWRITER                                 OF NOTES
                        -----------                             ----------------
                                                                    $

                                                                    -------
     Total..................................................        $
                                                                    =======

     Barclays Capital Inc., Deutsche Banc Alex. Brown Inc. and Salomon Smith Barney Inc. are joint book-running managers for our offering of notes.

     The underwriting agreement provides that the obligations of the several underwriters to purchase the notes included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

     The underwriters propose to offer some of the notes directly to the public at the public offering price stated on the cover page of this prospectus supplement and some of the notes to certain dealers at the public offering price
less a concession not in excess of      % of the aggregate principal amount of
the notes. The underwriters may allow, and these dealers may reallow, a
concession not in excess of      % of the aggregate principal amount of the
notes on sales to other dealers. After the initial offering of the notes to the public, the public offering price and these concessions may be changed by the underwriters.

     In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

     The underwriters may also impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when they, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

     Any of these activities may cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of those transactions. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

     We estimate that the total expenses of this offering will be approximately
$          .

     Members of the underwriting group and their affiliates have performed investment banking and advisory and general financing and banking services for us from time to time, and one or more such underwriters and their affiliates are currently our lenders, for which they have received customary fees and expenses. The underwriters and their affiliates may, from time to time, be customers of, engage in transactions with and perform services for us in the ordinary course of their business. Because more than 10% of the net offering proceeds, not including underwriting compensation, may be paid to members of the National Association of Securities Dealers, Inc. participating in the distribution of the offering or associated or affiliated persons of such members, this offering will be conducted in compliance with the applicable provisions of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make for those liabilities.

     The notes are offered for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make the offers.

     Each of the underwriters has represented and agreed that it has not and will not offer, sell or deliver any of the notes directly or indirectly, or distribute this prospectus supplement or the prospectus or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on us except as set forth in the underwriting agreement.

     In particular, each underwriter has represented and agreed that:

     - It has not offered or sold and will not offer or sell any notes to persons in the United Kingdom for a period of six months from the issue date of the notes except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments as principal or agent for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, referred to below as the POS Regulations, or the Financial Services Act 1986, referred to below as the FS Act, or (after repeal of Part IV of the FS Act) the Financial Services and Markets Act 2000, which we refer to below as the FSMA.

     - It has only issued or passed on, and will only issue or pass on, in the United Kingdom, before the repeal of section 57 of the FS Act, any document received by it in connection with the issuance or sale of the notes other than any document that consists of, or any part of a prospectus, supplementary prospectus or any other document required or permitted to be published by the POS Regulations, or Part IV of the FS Act, or otherwise approved for the purpose of section 57 of the FS Act to a person who was an authorized person or exempted person within the meaning of the FS Act or any order made thereunder or to any other person who was of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended), or was a person to whom the document may otherwise lawfully be issued or passed on. After repeal of section 57 of the FS Act, it will only communicate or cause to be communicated an invitation or inducement to engage in investment activity within the meaning of section 21 of the FSMA received by it in connection with the issue or sale of the notes in circumstances in which section 21(1) of the FSMA does not apply to General Mills or where the content of the communication has been approved for purposes of section 21 of the FSMA.

     - It has complied and will comply with all applicable provisions of the FS Act and, after they come into force, all applicable provisions of the FSMA, with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

     - It will not offer or sell any notes directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person except under circumstances which will result in compliance with all applicable laws, regulations and guidelines promulgated by the relevant governmental and regulatory authorities in effect at the relevant time. For purposes of this paragraph, "Japanese person" means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

     Although application has been made to list the notes on the Luxembourg Stock Exchange, the notes are a new issue of securities with no established trading market. No assurance can be given as to the liquidity of, or the trading markets for, the notes. Purchasers of the notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue prices set forth on the cover page of this prospectus supplement. We have been advised by the underwriters that they intend to make a market in the notes, but they are not obligated to do so and may discontinue such market-making at any time without notice.

     It is expected that delivery of the notes will be made against payment on
or about             , 2002, which is the fourth business day following the date of this prospectus supplement. This settlement cycle is referred to in this prospectus supplement as "T+4". The ability to settle secondary market trades of the notes effected on the date of pricing and the succeeding business day may be affected by T+4.

                                    EXPERTS

     The consolidated financial statements and schedules of General Mills and its subsidiaries as of May 27, 2001 and May 28, 2000 and for each of the fiscal years in the three-year period ended May 27, 2001 have been incorporated by reference in this prospectus and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, which reports are also incorporated by reference in this prospectus and upon the authority of KPMG LLP as experts in accounting and auditing.

     The combined financial statements of The Pillsbury Company, its subsidiaries and its related entities, a business of Diageo plc, as of June 30, 2001 and 2000 and for each of the fiscal years in the three-year period ended June 30, 2001 have been incorporated by reference in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, which report is also incorporated by reference in this prospectus and upon the authority of KPMG LLP as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public through the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

     The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the notes:

     - Annual Report on Form 10-K for the year ended May 27, 2001;

     - Quarterly Reports on Form 10-Q for the quarters ended November 25, 2001 and August 26, 2001;

     - Current Report on Form 8-K filed on November 2, 2001, as amended by Current Reports on Form 8-K/A filed on November 5, 2001, January 11, 2002 and January 29, 2002;

     - Current Report on Form 8-K filed on November 15, 2001; and

     - Current Report on Form 8-K filed on February 4, 2002.

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

    Corporate Secretary
    Number One General Mills Blvd.
    Minneapolis, MN 55426
    (763) 764-2167

     For as long as the notes are listed on the Luxembourg Stock Exchange, the documents incorporated by reference in this prospectus supplement and our periodic reports filed with the SEC will be available without charge from our transfer and paying agent in Luxembourg, Dexia Banque Internationale a Luxembourg, 69, route d'Esch, L-2953 Luxembourg.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     We and our representatives may from time to time make written or oral forward-looking statements with respect to our annual or long-term goals, including statements contained in our filings with the SEC and in our reports to stockholders.

     The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. We caution readers not to place undue reliance on any of our forward-looking statements, which speak only as of the date made.

     In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, we are identifying important factors that could affect our financial performance and could cause our actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

     Our future results could be affected by a variety of factors, such as competitive dynamics in our businesses, including pricing and promotional spending levels by premium branded manufacturers and by lower-priced bagged cereal and private label competitors. Results could also be affected by other external factors such as:

     - economic conditions;

     - the impact of competitive products and pricing, including changes in the ready-to-eat cereal market;

     - product development;

     - actions of competitors other than as described above;

     - changes in laws and regulations, including changes in accounting standards;

     - customer demand;

     - effectiveness of advertising and marketing spending or programs;

     - consumer perception of health-related issues;

     - fluctuations in the cost and availability of supply chain resources; and

     - foreign economic conditions, including currency rate fluctuations.

     Our predictions about the benefits of the Pillsbury acquisition could be further affected by:

     - integration problems;

     - failure to achieve anticipated synergies;

     - difficulty consolidating manufacturing capacity;

     - unanticipated liabilities;

     - inexperience in new business lines; and

     - changes in the competitive environment.

     Our debt securities are rated by rating organizations. Investors should note that a security rating is not a recommendation to buy, sell or hold securities, that it is subject to revision or withdrawal at any time by the assigning rating agency, and that each rating should be evaluated independently of any other rating.

     We specifically decline to undertake any obligation to publicly revise any forward-looking statements that have been made to reflect events or circumstances after the date of those statements or to reflect the occurrence of anticipated or unanticipated events.

                              GENERAL INFORMATION

LISTING

     We have applied to list the notes on the Luxembourg Stock Exchange. In connection with the listing application, our restated certificate of incorporation and by-laws and a legal notice relating to the issuance of the notes have been deposited prior to listing with Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg, where copies of these documents may be obtained upon request. Copies of the above documents together with this prospectus supplement, the accompanying prospectus, the indenture and our current Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as future reports, so long as the notes are listed on the Luxembourg Stock Exchange, will be made available for inspection and may be obtained at the main office of Dexia Banque Internationale a Luxembourg in Luxembourg. We typically do not prepare or publish unconsolidated financial information. Dexia Banque Internationale a Luxembourg will act as intermediary for us and the holders of the notes. In addition, copies of the above reports of General Mills may be obtained free of charge at that office. The underwriting agreement will be available for inspection at Dexia Banque Internationale a Luxembourg, 69, route d'Esch, L-2953 Luxembourg. Dexia Banque Internationale a Luxembourg will act as intermediary between the Luxembourg Stock Exchange and General Mills and the holders of the notes so long as the notes are in global form.

INDEPENDENT ACCOUNTANTS

     The Independent Accountants of General Mills are KPMG LLP, Minneapolis, Minnesota.

MATERIAL CHANGE

     Other than as disclosed or contemplated herein or in the documents incorporated herein by reference, there has been no material adverse change in our financial position as of the date of this prospectus supplement since May 27, 2001.

LITIGATION

     Other than as disclosed or contemplated in the documents incorporated herein by reference, neither we nor any of our subsidiaries is involved in litigation, arbitration or administrative proceedings relating to claims or amounts that are material in the context of the issue of the notes and we are not aware of any such litigation, arbitration or administrative proceedings, pending or threatened as of the date of this prospectus supplement.

AUTHORIZATION

     Resolutions relating to the issue and sale of the notes were adopted by the Board of Directors of General Mills on December 17, 2001.

IDENTIFICATION NUMBERS

     The notes have been accepted for clearing through Euroclear and Clearstream. The notes have been assigned the following codes:

                                                   CUSIP   ISIN    COMMON CODE
                                                   -----   -----   -----------
% Notes due......................................

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE CANNOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT COVERING THEM HAS BEEN DECLARED EFFECTIVE BY THE SEC. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED FEBRUARY 8, 2002


                              [GENERAL MILLS LOGO]

                                 $8,000,000,000

                              GENERAL MILLS, INC.
                                DEBT SECURITIES

                                ---------------

     This prospectus is part of a registration statement that we filed with the SEC using a shelf registration process. Under this shelf process, we may sell the debt securities described in this prospectus in one or more offerings up to a total dollar amount of $8,000,000,000.

     This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide one or more prospectus supplements containing specific information about the terms of that offering. The prospectus supplements may also add, update or change information contained in this prospectus.

     We may sell these securities to or through underwriters, and also to other purchasers or through agents. The names of the underwriters or agents will be in any accompanying prospectus supplement.

     You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information" on page 15.

     This prospectus may not be used to carry out sales of securities unless accompanied by a prospectus supplement.

                                ---------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

                The date of this Prospectus is           , 2002.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
General Mills, Inc. ........................................    3
Ratios of Earnings to Fixed Charges.........................    4
Use of Proceeds.............................................    4
Description of Debt Securities We May Offer.................    4
Plan of Distribution........................................   15
Validity of Debt Securities We May Offer....................   15
Experts.....................................................   15
Where You Can Find More Information.........................   15

                              GENERAL MILLS, INC.


     General Mills is a leading manufacturer and marketer of packaged consumer foods. We market our products primarily through our own sales organizations, supported by advertising and other promotional activities. We primarily distribute our products directly to retail food chains, cooperatives, membership stores and wholesalers. Certain food products, such as yogurt and some foodservice and refrigerated products, are sold through distributors and brokers.



     On October 31, 2001, we completed the acquisition of the worldwide businesses of The Pillsbury Company from Diageo plc. For fiscal 2001, on a pro forma basis assuming the Pillsbury acquisition and related dispositions occurred at the beginning of that fiscal year, we had pro forma sales of more than $13 billion worldwide, including our proportionate share of joint venture revenues. Our brands hold leading positions in 14 major U.S. food categories and we market more than 100 consumer brands, of which more than 30 generate annual U.S. retail sales in excess of $100 million each.



     Our primary product and service categories, our main brands, and the contribution of each category to total pro forma fiscal 2001 sales (including our proportionate share of our joint venture sales) are outlined below:



-Big G Cereals accounted for $2.6 billion in pro forma sales (approximately 19% of total pro forma sales) and includes such well-known brands as CHEERIOS, WHEATIES and TOTAL.



-The Meals Division accounted for $2.3 billion in pro forma sales (approximately
 17% of total pro forma sales) and includes BETTY CROCKER dry packaged dinner mixes, specialty potatoes and instant mashed potatoes, LLOYD's refrigerated entrees, OLD EL PASO Mexican foods, PROGRESSO soups, and GREEN GIANT canned and frozen vegetables and meal starters.



-Pillsbury U.S. accounted for $1.7 billion in pro forma sales (approximately 13% of total pro forma sales) and includes a variety of PILLSBURY refrigerated dough products for cookies, breads and rolls; PILLSBURY frozen waffles and breakfast pastries; and TOTINO'S frozen pizza and snacks.



-Bakeries and Foodservice accounted for $1.7 billion in pro forma sales
 (approximately 13% of total pro forma sales) and includes mixes and unbaked, par-baked and fully baked dough products marketed to bakeries, together with branded products and custom products that are offered to commercial and non-commercial foodservice sectors like school cafeterias, restaurants and convenience stores.



-Baking Products accounted for $1.0 billion in pro forma sales (approximately 7% of total pro forma sales) and includes lines of dessert, muffin and cookie mixes under the BETTY CROCKER trademark; baking mix under the BISQUICK trademark; and flour under the GOLD MEDAL trademark.



-Our Snacks Division had pro forma sales of $1.0 billion (approximately 7% of total pro forma sales) and includes POP SECRET microwave popcorn; BUGLES, CHEX and GARDETTO's snack mixes; and lines of grain snacks and fruit snacks.



-Yoplait-Colombo/Health Ventures accounted for $800 million in pro forma sales
 (approximately 6% of total pro forma sales) and includes YOPLAIT and COLOMBO yogurt; Small Planet Foods, a marketer of organic food products, and 8th Continent, a soy product joint venture with DuPont.



-International Operations collectively accounted for $2.5 billion in pro forma sales (approximately 18% of total pro forma sales) and includes Canada ($440 million), General Mills International ($1.0 billion), our share ($450 million) of sales for Cereal Partners Worldwide, a 50/50 joint venture with Nestle and our 40.5 percent share ($400 million) of Snack Ventures Europe, a joint venture with PepsiCo.



     General Mills was incorporated under the laws of the state of Delaware in 1928. On November 25, 2001, we employed approximately 27,000 persons worldwide. Our principal executive offices are located at Number One General Mills Boulevard, Minneapolis, Minnesota 55426; telephone number (763) 764-7600. See "Where You Can Find More Information" on page 15 for details about information incorporated by reference into this prospectus.

                      RATIOS OF EARNINGS TO FIXED CHARGES


     Our consolidated ratios of earnings to fixed charges for each of the fiscal years ended May 1997 through 2001 and the 26-week periods ended November 26, 2000 and November 25, 2001 are as follows:



                                                26 WEEKS
            FISCAL YEARS ENDED                    ENDED
------------------------------------------   ---------------
MAY 25   MAY 31   MAY 30   MAY 28   MAY 27   NOV 26   NOV 25
 1997     1998     1999     2000     2001     2000     2001
------   ------   ------   ------   ------   ------   ------
6.54      5.63     6.67     6.25     5.29     5.59     4.66


The ratio of earnings to fixed charges has been computed by dividing income before income taxes plus fixed charges (net of capitalized interest) by fixed charges. Fixed charges consist of interest expense before reduction for capitalized interest and one-third of rental expense, which is considered to be representative of an interest factor.

                                USE OF PROCEEDS


     Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds from the sale of the debt securities will be used for general corporate purposes, which may include, among other things, working capital, capital expenditures, the repurchase of shares of common stock, acquisitions and the repayment of short-term borrowings or other indebtedness.


                         DESCRIPTION OF DEBT SECURITIES
                                  WE MAY OFFER

     As required by federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called the indenture. The indenture is a contract, dated February 1, 1996, between us and U.S. Bank National Association, which acts as trustee. The trustee has two main roles:

1. The trustee can enforce your rights against us if we default. Defaults are described under "What Is an Event of Default?" on page 13. There are some limitations on the extent to which the trustee acts on your behalf, described later on pages 13 and 14 under "Remedies If an Event of Default Occurs."

2. The trustee also performs administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell and sending you notices.

     The indenture contains the full legal text of the matters described in this section. The indenture and the debt securities are governed by New York law. The indenture is an exhibit to our registration statement. See "Where You Can Find More Information" on page 15 for information on how to obtain a copy.

     We may issue as many distinct series of debt securities under the indenture as we wish. The indenture does not limit the amount of debt we may issue.

     This section summarizes the material terms of the debt securities that are common to all series, although the prospectus supplement that describes the terms of each series of debt securities may also describe differences from the material terms summarized here. Because this section is a summary, it does not describe every aspect of the debt securities, and is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of some of the terms used in the indenture. In this prospectus, we describe the meaning for only the more important terms. We also include references in parentheses to some sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in the prospectus supplement, those sections or defined terms are incorporated by reference here or in the prospectus supplement. That means we can disclose that information to you by referring you to those sections or defined terms in the indenture. You must look to the indenture for the most complete description of what we describe in summary form in this prospectus.

     This summary also is subject to and qualified by the more detailed description of the particular amounts, prices and terms of the debt securities comprising the series described in the prospectus supplement. The prospectus supplement relating to each series of debt securities offered will be attached to the front of this prospectus. In some instances, certain of the precise terms of debt securities you are offered may be described in a further prospectus supplement, known as a pricing supplement.

     We may issue the debt securities as original issue discount securities, which will be offered and sold at a substantial discount below their stated principal amount. (section 101) The prospectus supplement relating to those original issue discount securities will describe federal income tax consequences and other special considerations applicable to them. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in the prospectus supplement relating to those particular debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to those debt securities.

     In addition, the specific financial, legal and other terms particular to a series of debt securities are described in the prospectus supplement relating to the series.

                                     TERMS

     The prospectus supplement (including any separate pricing supplement) relating to a series of debt securities being offered will describe the following terms:

- the title of the offered debt securities;

- any limit on the aggregate principal amount of the offered debt securities;

- the purchase price of the offered debt securities;

- the date or dates on which the offered debt securities will be payable;

- the rate or rates, which may be fixed or variable, at which the offered debt securities will bear interest, if any, and the date or dates from which that interest will accrue;

- the dates on which interest, if any, on the offered debt securities will be payable and the regular record dates for the interest payment dates;

- any mandatory or optional sinking funds or similar provisions or provisions for redemption at the option of the issuer;

- the date, if any, after which and the price or prices at which the offered debt securities may, in accordance with any optional or mandatory redemption provisions, be redeemed and the other detailed terms and provisions of those optional or mandatory redemption provisions;

- if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the offered debt securities will be issuable;

- if other than the principal amount of the offered debt securities, the portion of the principal amount of the offered debt securities which will be payable upon the declaration of acceleration of the maturity of the offered debt securities;

- the currency of payment of principal, premium, if any, and interest on the offered debt securities;

- any index used to determine the amount of payment of principal of, premium, if any, and interest on the offered debt securities;

- whether the provisions described under "Defeasance" apply to the offered debt securities;

- if the offered debt securities will be issuable only in the form of one or more global securities as described under "Global Securities" on pages 4 and 5, the depository or its nominee with respect to the series of debt securities and the circumstances under which a global security may be registered for transfer or exchange in the name of a person other than the depository or the nominee; and

- any other special feature of the offered debt securities.

                                LEGAL OWNERSHIP

STREET NAME AND OTHER INDIRECT HOLDERS

     Investors who hold debt securities in accounts at banks or brokers will generally not be recognized by us as the legal holders of debt securities. This is called holding in "street name." Instead, we would recognize as the direct holder only the bank or broker, or the financial institution the bank or broker uses to hold its debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in the agreements with their customers or because they are legally required to do so. If you hold debt securities in street name, you should check with your own institution to find out:

- How it handles securities payments and notices.

- Whether it imposes fees or charges.

- How it would handle voting if ever required.

- Whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder as described below.

- How it would pursue rights under the debt securities if there were a default or other event triggering the need for direct holders to act to protect their interests.

DIRECT HOLDERS

     Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to persons or entities who are the direct holders of debt securities, such as those who are registered as holders of debt securities. As noted above, we do not have obligations to you if you hold in street name or through other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities, as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that registered holder is legally required to pass the payment along to you as a street name customer but fails to do so.

GLOBAL SECURITIES

     WHAT IS A GLOBAL SECURITY? A global security is a special type of indirectly held security, as described above under "Street Name and Other Indirect Holders." If we choose to issue debt securities in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that a global security be registered in the name of a financial institution we select and by requiring that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the depositary.

     Any person wishing to own a debt security included in the global security must do so indirectly through an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement indicates whether your series of debt securities will be issued only in the form of global securities.

     SPECIAL INVESTOR CONSIDERATIONS FOR GLOBAL SECURITIES. As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a direct holder of debt securities and instead deal only with the depositary that holds the global security.

     If you are an investor in debt securities that are issued only in the form of global securities, you should be aware that:

- You ordinarily cannot get debt securities registered in your own name.

- You ordinarily cannot receive physical certificates for your interest in the debt securities.

- You will be a street name holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities. See "Street Name and Other Indirect Holders" on page 5.

- You may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

- The depositary's policies will govern payments, transfers, exchange and other matters relating to your interest in the global security. We and the trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way.

- The depositary will require that interests in a global security be purchased or sold within its system using immediate funds for settlement.

     SPECIAL SITUATIONS WHEN A GLOBAL SECURITY WILL BE TERMINATED. In a few special situations described later, the global security will terminate and interests in it will be exchanged for physical certificates representing debt securities. After that exchange, the choice of whether to hold debt securities directly or in street name will be up to you. You must consult your own bank or broker to find out how to have your interests in debt securities transferred to your own name, so that you will be a direct holder. The rights of street name investors and direct holders in the debt securities have been previously described in the subsections entitled "Street Name and Other Indirect Holders" on page 5 and "Direct Holders" on page 6.

     The special situations for termination of a global security are:

- When the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary,

- When we notify the trustee that we wish to terminate the global security, or

- When an event of default on the debt securities has occurred and has not been cured. Defaults are discussed later under "Events of Default" on pages 13 and 14.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or the trustee, is responsible for determining the names of the institutions that will be the initial direct holders. (sections 204 and 305)

IN THE REMAINDER OF THIS DESCRIPTION, "YOU" MEANS DIRECT HOLDERS AND NOT STREET NAME OR OTHER INDIRECT HOLDERS OF DEBT SECURITIES. INDIRECT HOLDERS SHOULD READ THE PREVIOUS SUBSECTION ON PAGE 5 ENTITLED "STREET NAME AND OTHER INDIRECT HOLDERS."

                   OVERVIEW OF REMAINDER OF THIS DESCRIPTION

     The remainder of this description summarizes:

- ADDITIONAL MECHANICS relevant to the debt securities under normal circumstances, such as how you transfer ownership and where we make payments.

- Your rights in several SPECIAL SITUATIONS, such as if we merge with another company or if we want to change a term of the debt securities.

- RESTRICTIVE COVENANTS contained in the indenture that limit our ability to incur liens and other encumbrances on major properties and the voting stock of some of our U.S. operating subsidiaries and our ability to enter into sale and leaseback transactions. A particular series of debt securities may have additional restrictive covenants.

- The circumstances under which we may effect DEFEASANCE of a particular series of debt securities.

- Events of DEFAULT and your rights if we DEFAULT or experience other financial difficulties.

- OUR RELATIONSHIP WITH THE TRUSTEE.

                              ADDITIONAL MECHANICS

FORM, EXCHANGE AND TRANSFER

     The debt securities will be issued:

- only in fully registered form

- without interest coupons

- unless otherwise indicated in the prospectus supplement, in denominations that are integral multiples of $1,000. (section 302)

     You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. (section
305) This is called an exchange.

     You may exchange or transfer debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of direct holders and transferring debt securities. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered direct holders is called the security registrar. It will also perform transfers. (section 305)

     You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership. (section 305)

     If we have designated additional transfer agents, they are named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. (section 1002)

     If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed. (section 305)

PAYMENT AND PAYING AGENTS

     We will pay interest to you if you are a direct holder listed in the trustee's records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the debt security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the regular record date and is stated in the prospectus supplement. (section 307)

     Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to pro rate interest fairly between buyer and seller. This pro rated interest amount is called accrued interest.

     We will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee in New York City. (section 1002) That office is currently located at 100 Wall Street, Suite 2000, New York, NY 10005. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.

STREET NAME AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW THEY WILL RECEIVE PAYMENTS.

     We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee's corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent. We must notify the trustee of changes in the paying agents for any particular series of debt securities. (section 1002)

NOTICES

     We and the trustee will send notices regarding the debt securities only to direct holders, using their addresses as listed in the trustee's records. (sections 101 and 106)

     Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee or any other paying agent. (section 1003)

                               SPECIAL SITUATIONS

MERGERS AND SIMILAR EVENTS

     We are generally permitted under the indenture to consolidate or merge with another company or firm. We are also permitted to sell or lease substantially all of our assets to another firm. However, we may not take any of these actions unless the following conditions, among others, are met:

- Where we merge out of existence or sell or lease substantially all our assets, the other firm may not be organized under a foreign country's laws, that is, it must be a corporation, partnership or trust organized under the laws of a State or the District of Columbia or under federal law and it must agree to be legally responsible for the debt securities. (section 801)

- The merger, sale of assets or other transaction must not bring about a default on the debt securities, and we must not already be in default, unless the merger or other transaction would cure the default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured. A default for this purpose would also include any event that would be an event of default if the requirements for giving us notice of our default or our default having to exist for a specific period of time were disregarded. (section 801)

- It is possible that the merger, sale of assets or other transaction would cause some of our property to become subject to a mortgage or other legal mechanism giving lenders preferential rights in our property over other lenders or over our general creditors if we fail to repay them. We have promised to limit these preferential rights, called liens, as discussed later under "Restrictive Covenants-Limitation on Liens on Major Property and U.S. Operating Subsidiaries." If a merger or other transaction would create any liens which are not permitted under the indenture, we must grant an equivalent lien to the direct holders of the debt securities. (sections 801 and 1006)

- If we merge out of existence or sell substantially all our assets and the other firm becomes the successor to General Mills and is legally responsible for the debt securities, we will be relieved of our own responsibility for the debt securities. (section 802)

MODIFICATION AND WAIVER

     There are three types of changes we can make to the indenture and the debt securities.

     CHANGES REQUIRING YOUR APPROVAL. First, there are changes that cannot be made to your debt securities without your specific approval. A list of these follows:

- change the stated payment due date of the principal or interest on a debt security;

- reduce any amounts due on a debt security;

- reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

- change the place or currency of payment on a debt security;

- impair your right to sue for payment;

- reduce the percentage of direct holders of debt securities whose consent is needed to modify or amend the indenture;

- reduce the percentage of holders of debt securities whose consent is needed to waive compliance with provisions of the indenture or to waive defaults;

- modify any other aspect of the provisions dealing with modification and waiver of the indenture, except to increase the percentages required or provide that other provisions of the indenture cannot be changed without the consent of any direct holder affected by the change. (section 902)

     CHANGES NOT REQUIRING APPROVAL. The second type of change does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes that would not adversely affect direct holders of the debt securities. (section 901)

     CHANGES REQUIRING A MAJORITY VOTE. Third, we need a vote by direct holders of debt securities owning a majority of the principal amount of the particular series affected to obtain a waiver of the restrictive covenants, including the one described later under "Restrictive Covenants-Limitation on Liens on Major Property and U.S. Operating Subsidiaries." (section 1008) We also need such a majority vote to obtain a waiver of any past default, except a payment default on principal or interest or concerning a provision of the indenture that can't be changed without the consent of the direct holder. (section 513) In addition, most other changes to the indenture and the debt securities also require a majority vote of the direct holders. (section 902)

     FURTHER DETAILS CONCERNING VOTING. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

- For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of those debt securities were accelerated to that date because of a default.

- For debt securities whose principal amount is not known, for example, because it is based on an index, we will use a special rule for that debt security determined by our board of directors or described in the prospectus supplement.

- For debt securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent.

     Debt securities will not be considered outstanding, and therefore will not be eligible to vote, if we have deposited or set aside money in trust for you for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described on page 12 under "Full Defeasance." (section 101)

     We will generally be entitled to set any day as a record date for the purpose of determining the direct holders of outstanding debt securities that are entitled to vote or take other action under the indenture. (section 301) In some circumstances, the trustee will be entitled to set a record date for action by holders.

STREET NAME AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW APPROVAL MAY BE GRANTED OR DENIED IF WE WISH TO CHANGE THE INDENTURE OR THE DEBT SECURITIES OR REQUEST A WAIVER.

                             RESTRICTIVE COVENANTS

LIMITATION ON LIENS ON MAJOR PROPERTY AND U.S. OPERATING SUBSIDIARIES

     Some of our property may be subject to a mortgage or other legal mechanism that gives our lenders preferential rights in that property over other lenders, including you and the other direct holders of the debt securities, or over our general creditors if we fail to pay them back. These preferential rights are called liens. In the indenture, we promise not to create, issue, assume, incur or guarantee any indebtedness for borrowed money that is secured by a mortgage, pledge, lien, security interest or other encumbrance on

- any flour mill, manufacturing or packaging plant, or research laboratory located in North America and owned by us or one of our current or future United States or Canadian operating subsidiaries, or

- any stock or debt issued by one of our current or future United States or Canadian operating subsidiaries unless we also secure all the debt securities that are still outstanding under the indenture equally with the indebtedness being secured. (section 1006) This promise does not restrict our ability to sell or otherwise dispose of our interests in any U.S. operating subsidiary.

     These requirements do not apply to liens

- existing on February 1, 1996 and any extensions, renewals or replacements of those liens;

- relating to the construction, improvement or purchase of a flour mill, plant or laboratory;

- in favor of us or one of our U.S. or Canadian operating subsidiaries;

- in favor of governmental units for financing construction, improvement or purchase of our property;

- existing on any property, stock or debt existing at the time we acquire it, including liens on property, stock or debt of a U.S. operating subsidiary at the time we acquire it;

- relating to the sale of our property;

- for work done on our property;

- relating to workers' compensation, unemployment insurance and similar obligations;

- relating to litigation or legal judgments;

- for taxes, assessments or governmental charges not yet due; and

- consisting of easements or other restrictions, defects in title or encumbrances on our real property.

We may also avoid securing the debt securities equally with the indebtedness being secured if the amount of the indebtedness being secured plus the value of any sale and lease back transactions, as described below, is 15% or less than the amount of our consolidated total assets minus our consolidated non-interest bearing current liabilities, as reflected on our consolidated balance sheet. (section 1006)

LIMITATION ON SALE AND LEASEBACK TRANSACTIONS

     In the indenture, we also promise that we and our U.S. operating subsidiaries will not enter into any "sale and leaseback transactions" on any of our flourmills, manufacturing or packaging plants or research laboratories located in North America (referred to in the indenture as "principal properties") unless we satisfy some restrictions. A sale and leaseback transaction involves our sale to a lender or other investor of a property of ours and our lease back of the property from that party for more than three years, or a sale of a property to, and its lease back for three or more years from, another person who borrows the necessary funds from a lender or other investor on the security of the property.

     We may enter into a sale and leaseback transaction covering any of our principal properties only if

1. it falls into the exceptions for liens described above under "Restrictive Covenants -- Limitations on Liens on Major Property and U.S. Operating Subsidiaries"; or

2. within 180 days after the property sale, we set aside for the retirement of funded debt, meaning notes or bonds which mature at or may be extended to a date more than 12 months after issuance, an amount equal to the greater of:

     (a) the net proceeds of the sale of the principal property, or

     (b) the fair market value of the principal property sold,

and in either case, minus

       (1) the principal amount of any debt securities delivered to the trustee for retirement within 120 days after the property sale, and

       (2) the principal amount of any funded debt, other than debt securities, voluntarily retired by us within 120 days after the property sale; or

3. the attributable value, as described below, of all sale and leaseback transactions plus any indebtedness which we incur that, but for the exception in the last paragraph of "Restrictive Covenants -- Limitations on Liens on Major Property and U.S. Operating Subsidiaries" above, would have required us to secure the debt securities equally with it, is 15% or less than the amount of our consolidated total assets minus our consolidated non-interest bearing current liabilities, as reflected on our consolidated balance sheet. (section
   1007)

     We determine the attributable value of a sale and leaseback transaction by choosing the lesser of (1) and (2):

(1) sale price of  X  remaining portion of

    leased property    base term of lease
                       -----------------
                       base term of lease

(2) the total obligation of the lessee for rental payments during the remaining portion of the base term of the lease, discounted to present value at the highest interest rate on any outstanding series of debt securities. The rental payments in this calculation do not include amounts for property taxes, maintenance, repairs, insurance, water rates and other items which are not payments for the property itself. (section 101)

                                   DEFEASANCE

     The following discussion of full defeasance and covenant defeasance will apply to your series of debt securities only if we choose to have them apply to that series. If we do so choose, we will state that in the prospectus supplement. (section 1301)

     FULL DEFEASANCE. If there is a change in federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the debt securities, called full defeasance, if we put in place the following arrangements for you to be repaid:

- We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

- There must be a change in current federal tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. Under current federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.

- We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above.

     If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent. (sections 1302 and 1304)

     COVENANT DEFEASANCE. Under current federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities. This is called covenant defeasance. In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following:

- We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

- We must deliver to the trustee a legal opinion of our counsel confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

     If we accomplish covenant defeasance, the following provisions among others of the indenture and the debt securities would no longer apply:

- Our promises regarding conduct of our business previously described on pages 10 and 11 under "Restrictive Covenants" and any other covenants applicable to the series of debt securities and described in the prospectus supplement.

- The condition regarding the treatment of liens when we merge or engage in similar transactions, as described on page 9 under "Mergers and Similar Events."

- The Events of Default relating to breach of covenants and acceleration of the maturity of other debt, described below under "What Is an Event of Default?"

     If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. In fact, if one of the remaining Events of Default occurred, such as our bankruptcy, and the debt securities become immediately due and payable, there may be a shortfall in the trust deposit. Depending on the event causing the default, you may not be able to obtain payment of the shortfall. (sections 1303 and 1304)

                          DEFAULT AND RELATED MATTERS

EQUAL RANKING WITH OUR OTHER UNSECURED CREDITORS

     The debt securities are not secured by any of our property or assets. Accordingly, your ownership of debt securities means you are one of our unsecured creditors. The debt securities are not subordinated to any of our other unsecured debt obligations and therefore they rank equally with all our other unsecured and unsubordinated indebtedness.

EVENTS OF DEFAULT

     You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

     WHAT IS AN EVENT OF DEFAULT? For each series of debt securities the term "event of default" means any of the following:

- We do not pay interest on a debt security within 30 days of its due date.

- We do not pay the principal or any premium on a debt security on its due date.

- We do not deposit money into a separate custodial account, known as a sinking fund, when such a deposit is due, if we agree to maintain a sinking fund.

- We remain in breach of the restrictive covenants described previously under "Restrictive Covenants "or any other term of the indenture for 60 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or direct holders of at least 25% of the principal amount of debt securities of the affected series.

- We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur.

- Any other event of default described in the prospectus supplement occurs. (section 501)

     REMEDIES IF AN EVENT OF DEFAULT OCCURS. In the event of our bankruptcy, insolvency or other similar proceeding, all of the debt securities of the affected series will automatically be due and immediately payable. If a non-bankruptcy event of default has occurred and has not been cured, the trustee or the direct holders of not less than 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity.

     A declaration of acceleration of maturity may be canceled by the direct holders of at least a majority in principal amount of the debt securities of the affected series, if

- we pay or deposit with the trustee an amount sufficient to pay

     - all overdue interest;

     - principal and premium, if any, which has become due other than as a result of the acceleration, plus any interest on that principal;

     - interest on overdue interest, if that payment is lawful;

     - amounts paid or advanced by the trustee and reasonable trustee compensation and expenses; and

- all defaults on any restrictive covenants have been waived or cured. (section
  502)

     Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any direct holders unless the holders offer the trustee reasonable protection from expenses and liability, called an indemnity. (section 603) If reasonable indemnity is provided, the direct holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority direct holders may also direct the trustee in performing any other action under the indenture. (section
512)

     Before you may bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

- You must give the trustee written notice that an event of default has occurred and remains uncured.

- The direct holders of at least 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

- The trustee must have not received from direct holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with the written notice.

- The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity. (section 507)

     However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date. (section 508)

STREET NAME AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW TO GIVE NOTICE OR DIRECTION TO OR MAKE A REQUEST OF THE TRUSTEE AND TO MAKE OR CANCEL A DECLARATION OF ACCELERATION.

     We will provide to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the debt securities, or else specifying any default that we know about. (section 1004)

                       OUR RELATIONSHIP WITH THE TRUSTEE

     The trustee is also trustee under our July 1, 1982 indenture and acts as an agent for the issuance of our U.S. commercial paper. U.S. Bank National Association provides cash management and other banking and advisory services to us in the normal course of business.

                              PLAN OF DISTRIBUTION

     We may sell the debt securities to or through underwriters and also may sell debt securities directly to other purchasers or through agents.

     The distribution of the debt securities offered under the prospectus may occur from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     We may also determine the price or other terms of the debt securities offered under this prospectus by use of an electronic auction. We will describe in the related prospectus supplement how any such auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the underwriters' obligations.

     In connection with the sale of debt securities, underwriters may receive compensation from us or from purchasers of debt securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell debt securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of debt securities offered under the prospectus may be underwriters as defined in the Securities Act. Any underwriters or agents will be identified and their compensation (including underwriting discount) will be described in the prospectus supplement. The prospectus supplement will also describe the other terms of the offering, including any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the offered securities may be listed.

     We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make as a result of those certain liabilities.

                          VALIDITY OF DEBT SECURITIES
                                  WE MAY OFFER

     The validity of the debt securities will be passed upon for General Mills by Elizabeth L. Wittenberg, Associate General Counsel. Ms. Wittenberg owns, directly and indirectly, shares of General Mills common stock, and has exercisable options to purchase additional shares of General Mills common stock granted under General Mills option plans. Davis Polk & Wardwell will issue a legal opinion as to certain matters for any agents, underwriters or dealers.

                                    EXPERTS

     The consolidated financial statements and schedules of General Mills and its subsidiaries as of May 27, 2001 and May 28, 2000 and for each of the fiscal years in the three-year period ended May 27, 2001 have been incorporated by reference in this prospectus and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, which reports are also incorporated by reference in this prospectus and upon the authority of KPMG LLP as experts in accounting and auditing.


     The combined financial statements of The Pillsbury Company, its subsidiaries and its related entities, a business of Diageo plc, as of June 30, 2001 and 2000 and for each of the fiscal years in the three-year period ended June 30, 2001 have been incorporated by reference in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, which report is also incorporated by reference in this prospectus and upon the authority of KPMG LLP as experts in accounting and auditing.


                            WHERE YOU CAN FIND MORE
                                  INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public through the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

     The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the debt securities described in this prospectus:

- Annual Report on Form 10-K for the year ended May 27, 2001;


- Quarterly Reports on Form 10-Q for the quarters ended November 25, 2001 and August 26, 2001;



- Current Report on Form 8-K filed on November 2, 2001, as amended by Current Reports on Form 8-K/A filed on November 5, 2001, January 11, 2002 and January 29, 2002;



-Current Report on Form 8-K filed November 15, 2001; and



-Current Report on Form 8-K filed February 4, 2002.


     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

    Corporate Secretary
    Number One General Mills Blvd.
    Minneapolis, MN 55426
    (763) 764-2167

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these debt securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

               PRINCIPAL EXECUTIVE OFFICE OF GENERAL MILLS, INC.

                       Number One General Mills Boulevard
                          Minneapolis, Minnesota 55426

                       TRUSTEE AND PRINCIPAL PAYING AGENT

                         U.S. Bank National Association
                             180 East Fifth Street
                           St. Paul, Minnesota 55101

                     LUXEMBOURG PAYING AGENT/TRANSFER AGENT

                    Dexia Banque Internationale a Luxembourg
                                69, route d'Esch
                               L-2953 Luxembourg

                                 LEGAL ADVISORS

               To General Mills                             To the Underwriters
           As to United States Law                        As to United States Law
            Siri S. Marshall, Esq.                         Winthrop Conrad, Esq.
          Senior Vice President and                        Davis Polk & Wardwell
               General Counsel                              450 Lexington Avenue
             General Mills, Inc.                          New York, New York 10017
      Number One General Mills Boulevard
         Minneapolis, Minnesota 55426

                                 LISTING AGENT

                    Dexia Banque Internationale a Luxembourg
                                69, route d'Esch
                               L-2953 Luxembourg

                    INDEPENDENT ACCOUNTANTS TO GENERAL MILLS

                                    KPMG LLP
                            4200 Wells Fargo Center
                              90 South 7th Street
                          Minneapolis, Minnesota 55402

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               $

                              [GENERAL MILLS LOGO]

                              GENERAL MILLS, INC.
                          $                % NOTES DUE

                         ------------------------------
                             PROSPECTUS SUPPLEMENT
                                           , 2002
                         ------------------------------

BANC OF AMERICA SECURITIES LLC
           BARCLAYS CAPITAL
                       CREDIT SUISSE FIRST BOSTON
                                  DEUTSCHE BANC ALEX. BROWN
                                          JP MORGAN
                                                  SALOMON SMITH BARNEY
                                                         UBS WARBURG

                         ------------------------------
UTENDAHL CAPITAL                                            LOOP CAPITAL MARKETS

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

SEC registration fee........................................   $ 1,912,000
Accountant's fees and expenses..............................      150,000*
Attorneys' fees and expenses................................       50,000*
Printing and engraving expenses.............................      100,000*
Fees and expenses of trustee................................       25,000*
Rating Agencies fees........................................    2,750,000*
Listing fees................................................       25,000*
Miscellaneous...............................................       13,000*
                                                               -----------
          Total.............................................   $5,025,000*
                                                               ===========

------------------

*  Estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under provisions of the By-laws of the Company, each person who is or was a director or officer of the Company shall be indemnified by the Company as of right to the full extent permitted or authorized by Section 145 of the General Corporation Law of Delaware.

     Under Section 145 of the Delaware General Corporation Law, the directors and officers of the Company are entitled, under certain circumstances, to be indemnified by it against all expenses and liabilities incurred by or imposed upon them as a result of suits brought against them as such directors and officers, if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful, except that no indemnification shall be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the Company, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Any such indemnification may be made by the Company only as authorized in each specific case upon a determination by the stockholders, independent legal counsel, a majority of the disinterested directors or a committee of disinterested directors that indemnification is proper in the circumstances because the indemnitee has met the applicable statutory standard of conduct.

     The Company maintains standard policies of directors' and officers' liability insurance.

     The Securities and Exchange Commission has taken the position that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted by a company to its directors and officers, such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

ITEM 16.  EXHIBITS.


NUMBER                              DESCRIPTION
------                              -----------
  1.1    --    Form of Underwriting Agreement (to be filed by amendment or on a Current Report on Form 8-K at the time of offer).
  4.1    --    Indenture, dated February 1, 1996 between General Mills and
               U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to the General Mills Form S-3
               Registration Statement No. 333-00745).
  4.2    --    Proposed form of debt securities (included in Exhibit 4.1).
  5      --    Opinion of Elizabeth L. Wittenberg, including her consent
               therein.*
 12      --    Statement re ratios of earnings to fixed charges
               (incorporated by reference to Exhibit 12 to the Registrant's
               Quarterly Report on Form 10-Q for the quarterly period ended
               November 25, 2001).
 23.1    --    Consent of KPMG LLP.
 23.2    --    Consent of Elizabeth L. Wittenberg (included in Exhibit 5).*
 24      --    Powers of Attorney.*
 25      --    Form T-1 Statement of Eligibility and Qualification under
               the Trust Indenture Act of 1939 of U.S. Bank National
               Association.*


------------------


*Previously filed.


ITEM 17.  UNDERTAKINGS.

1.  The undersigned Registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities

Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

4.  The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, General Mills certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment no. 1 to the registration statement to be signed on its behalf, in the City of Golden Valley (Minneapolis), State of Minnesota, on the 8th day of February, 2002.


                                          GENERAL MILLS, INC.

                                          By       /s/ James A. Lawrence
                                            ------------------------------------
                                                     James A. Lawrence
                                                  Executive Vice President
                                                  Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to the registration statement has been signed below by the following persons in the capacities and on the dates indicated:



         SIGNATURE                       TITLE
         ---------                       -----              )
                                                            )
Stephen W. Sanger             Chairman of the Board and     )
                                                            )
                              Chief Executive Officer
Stephen R. Demeritt           Director, Vice Chairman       )
Livio D. DeSimone             Director                      )
William T. Esrey              Director                      )       /s/ Siri S. Marshall
Raymond V. Gilmartin          Director                      )         Siri S. Marshall
Judith Richards Hope          Director                      )         Attorney-in-fact
Robert L. Johnson             Director                      )         February 8, 2002
John Keenan                   Director                      )
Heidi G. Miller               Director                      )
A. Michael Spence             Director                      )
Dorothy A. Terrell            Director                      )
Raymond G. Viault             Director, Vice Chairman       )
Paul S. Walsh                 Director                      )


  /s/  James A. Lawrence      Executive Vice President,               February 8, 2002
---------------------------     Chief Financial Officer
     James A. Lawrence


   /s/  Kenneth L. Thome      Senior Vice President,                  February 8, 2002
---------------------------     Financial Operations
     Kenneth L. Thome           (Principal Accounting
                                Officer)

                                 EXHIBIT INDEX


NUMBER                              DESCRIPTION
------                              -----------
  1.1    --    Form of Underwriting Agreement (to be filed by amendment or on a Current Report on Form 8-K at the time of offer).
  4.1    --    Indenture, dated February 1, 1996 between General Mills and
               U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to the General Mills Form S-3
               Registration Statement No. 333-00745).
  4.2    --    Proposed form of debt securities (included in Exhibit 4.1).
  5      --    Opinion of Elizabeth L. Wittenberg, including her consent
               therein.*
 12      --    Statement re ratios of earnings to fixed charges
               (incorporated by reference to Exhibit 12 to the Registrant's
               Quarterly Report on Form 10-Q for the quarterly period ended
               November 25, 2001).
 23.1    --    Consent of KPMG LLP.
 23.2    --    Consent of Elizabeth L. Wittenberg (included in Exhibit 5).*
 24      --    Powers of Attorney.*
 25      --    Form T-1 Statement of Eligibility and Qualification under
               the Trust Indenture Act of 1939 of U.S. Bank National
               Association.*


------------------


* Previously filed.